As filed with the U.S. Securities and Exchange Commission on May 27, 2025

Registration No. 333-271762

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BeOne Medicines Ltd.
(Exact name of registrant as specified in its charter)

Switzerland (State or other jurisdiction of incorporation or organization)	98-1209416 (I.R.S. Employer Identification Number)

c/o BeOne Medicines I GmbH

Aeschengraben 27

21st Floor

4051 Basel, Switzerland

Telephone: +41 61 685 19 00

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Chan Lee Senior Vice President, General Counsel c/o BeOne Medicines USA, Inc. 55 Cambridge Parkway Suite 700W Cambridge, MA 02142 (781) 801-1800	Mitchell S. Bloom Edwin M. O’Connor Marishka DeToy Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement on Form S-3, Reg No. 333-271762 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by BeOne Medicines Ltd., a corporation organized under the laws of Switzerland (the “Company”), as the successor to BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability. Effective May 27, 2025, BeiGene, Ltd. changed its jurisdiction of incorporation from the Cayman Islands to Switzerland through a transaction known as a continuation under Section 206 of the Companies Act (as amended) of the Cayman Islands and Article 161 of the Swiss Federal Act on Private International Law (the “Continuation”) and changed its legal English name from BeiGene, Ltd. to BeOne Medicines Ltd. The Company expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Continuation, BeiGene, Ltd. and, as of any time after the Continuation, BeOne Medicines Ltd. The information contained in this Amendment sets forth additional information to reflect the Continuation. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Continuation did not reflect the change in the Company’s name, jurisdiction of incorporation or capital structure.

For additional information regarding the Continuation, please see the section titled “Special Note Regarding The Continuation” in the prospectus contained in this Amendment.

PROSPECTUS

BeOne Medicines Ltd.

183,209,748 Ordinary Shares,
including 128,104,537 Ordinary Shares
in the form of 9,854,195 American Depositary Shares

This prospectus covers the resale by the selling shareholders identified in this prospectus and any related prospectus supplement of up to an aggregate of 183,209,748 ordinary shares, par value $0.0001 per share, which we refer to as our Ordinary Shares, including 128,104,537 Ordinary Shares in the form of 9,854,195 American Depositary Shares (“ADSs”), each representing 13 of our Ordinary Shares. We are not selling any ADSs or Ordinary Shares under this prospectus and we will not receive any of the proceeds from the sale or other disposition of ADSs or Ordinary Shares by the selling shareholders.

The selling shareholders may sell or otherwise dispose of the ADSs and/or Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell or otherwise dispose of their ADSs and/or Ordinary Shares in the section entitled “Plan of Distribution” beginning on page 54.

Any discount, concession, commissions and similar selling expenses attributable to the sale of ADSs and/or Ordinary Shares covered by this prospectus will be borne by the selling shareholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the issuance and registration of the ADSs and the Ordinary Shares with the U.S. Securities and Exchange Commission (the “SEC”).

Our Ordinary Shares are listed on The Stock Exchange of Hong Kong Limited (“HKEx”), under the stock code “06160,” our ADSs representing our Ordinary Shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ONC,” and our Ordinary Shares issued to permitted investors in China and traded in Renminbi (the “RMB Shares”) are listed on the Science and Technology Innovation Board of the Shanghai Stock Exchange under the stock code “688235.” A separate Registration Statement on Form F-6 for the registration of ADSs issuable upon deposit of the Ordinary Shares, as amended, was previously filed with the SEC and was declared effective by the SEC on May 27, 2025 (File No. 333-286,725). On May 23, 2025, the closing price of our Ordinary Shares on the HKEx was HK$145.70 per Ordinary Share, and the closing price of our ADSs on the Nasdaq was $241.43 per ADS.

We are a corporation organized under the laws of Switzerland, which is structured as a holding company with global operations conducted through our subsidiaries. Our China operations are conducted by our Chinese subsidiaries owned by BeOne Medicines (Hong Kong) Co., Limited, a wholly owned subsidiary of the Company. As a result of our operations in China, the Chinese regulatory authorities have significant influence over our conduct of business and may influence our operations as they deem appropriate to further economic, regulatory, political and societal goals. Such influence by the Chinese regulatory authorities could result in a material change in our operations and/or the value of our securities.

Furthermore, the Chinese regulatory authorities have already issued statements and taken regulatory actions and may further promulgate relevant laws, rules and regulations to exert more oversight and control, including on those related to data security or anti-monopoly concerns that could affect the ability of companies that operate in China to accept foreign investments, or conduct securities offerings and other capital markets activities outside of China. Such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors in the United States, Hong Kong or other markets and obtain external financing, and as a result, the trading prices of our Ordinary Shares could significantly decline or become worthless. Such actions by the Chinese regulatory authorities could result in a material change in our operations and/or the value of our securities. For a detailed description of risks related to our doing business in China, please refer to the “Risk Factors” in Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31 2025. These risks could result in a material change in our operations and/or the value of our securities.

The intercompany flow of funds within the organization is effected through capital contributions, intercompany loans, intercompany transfers of products and intellectual property, and cost reimbursements. Since formation in 2010, we have raised over $10.8 billion in various public and private stock offerings and from various borrowings as of March 31, 2025. Of this amount, (1) $2.1 billion and RMB18.9 billion have been transferred as capital contributions to its operating subsidiaries and (2) $1.3 billion and RMB1.9 billion are outstanding intercompany loans due from its operating subsidiaries. All biopharmaceutical patents previously owned by us have been transferred to operating subsidiaries for further development and commercialization. As of March 31, 2025, we held $241 million in cash and cash equivalents which are available for future investment in our programs and operating subsidiaries, of which $159 million is to be used in China pursuant to the obligations under our offering on the STAR Market. Our subsidiaries outside of China have cash and cash equivalents of $1.1 billion that may be permanently transferred to us in the form of dividends and distributions or temporarily in the form of intercompany loans or advances without consent of a third-party; however, to date, we have not received any dividends or distributions from its operating subsidiaries. For further information on our intercompany flow of funds, please refer to (i) the section titled “Liquidity and Capital Resources” and the section titled “Risk Factors — Risks Related to Our Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31 2025 and incorporated by reference herein, and (ii) our consolidated financial statements and the related notes as provided in our periodic filings with the SEC and incorporated by reference herein.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7  OF THIS PROSPECTUS AND UNDER ANY SIMILAR HEADINGS CONTAINED IN ANY AMENDMENT OR SUPPLEMENT TO THIS PROSPECTUS OR IN ANY FILING WITH THE SEC THAT IS INCORPORATED BY REFERENCE HEREIN BEFORE INVESTING IN OUR SECURITIES.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration, selling shareholders may offer our securities registered pursuant to the registration statement from time to time in one or more offerings. This prospectus only provides you with a general description of the securities selling shareholders may offer. We may also authorize one or more prospectus supplements or free writing prospectuses to be provided to you that may contain material information relating to these offerings. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in our securities.

You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor any selling shareholder have authorized anyone to provide you with information in addition to or different from that contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we or a selling shareholder may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date of the respective document and that any information incorporated by reference is accurate only as of the date of the respective document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, any applicable prospectus supplement and any related free writing prospectus, the words “we,” “us,” “our,” the “company” or similar references refer to, as of any time prior to the Continuation, BeiGene, Ltd. and its subsidiaries, and, as of any time after the Continuation, BeOne Medicines Ltd. and its subsidiaries; and the term “securities” refers collectively to our Ordinary Shares, including those in the form of ADSs.

We have submitted trademark applications and own various registered trademarks and unregistered trademarks and service marks, including the name “BeOne”, “BeiGene” and our corporate logo. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, some of the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SPECIAL NOTE REGARDING THE CONTINUATION

Effective May 27, 2025, the Company changed its jurisdiction of incorporation from the Cayman Islands to Switzerland through a transaction known as a continuation under Section 206 of the Companies Act (as amended) of the Cayman Islands and Article 161 of the Swiss Federal Act on Private International Law (the “Continuation”) and changed its legal English name from “BeiGene, Ltd.” to “BeOne Medicines Ltd.”

The Continuation was effected in the manner described in our registration statement on Form S-4 (the “Form S-4”), which was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 7, 2024 (File No. 333-281324) and declared effective on March 10, 2025. The Continuation became effective on May 27, 2025 upon the Company’s registration with the Commercial Register of the Canton of Basel-Stadt, Switzerland. Thereafter, the Company became subject to Swiss law, its Swiss Articles of Association and organizational regulations (analogous to bylaws under Delaware law). The Company was deregistered in the Cayman Islands as of May 27, 2025.

The Continuation did not interrupt the corporate existence or operations of the Company or the listing of our American Depositary Shares (“ADSs”) on the Nasdaq Global Select Market (“Nasdaq”), each representing 13 Ordinary Shares, the listing of our Ordinary Shares listed on The Stock Exchange of Hong Kong Limited (the “HKEx”), and the listing of our Ordinary Shares traded in Renminbi (the “RMB Shares”) listed on the Science and Technology Innovation Board of the Shanghai Stock Exchange (“STAR Market”). Each outstanding Ordinary Share of BeiGene, Ltd. at the time of the effectiveness of the Continuation became an Ordinary Share of BeOne Medicines Ltd. Following the completion of the Continuation, our ADSs, each representing 13 Ordinary Shares, continue to be listed and traded on Nasdaq under the trading symbol “ONC.” Our Ordinary Shares continue to be listed and traded on the HKEx under the stock code of “06160,” and the RMB Shares continue to be listed and traded on the STAR Market under the stock code of “688235.”

The Continuation changed the governing law that applies to our shareholders from Cayman law to Swiss law, each of which is described in our final prospectus relating to the Continuation, which was filed with the SEC pursuant to Rule 424(b)(3) on March 10, 2025 (the “Final Prospectus”). The Final Prospectus is part of the Form S-4.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.beonemedicines.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-37686) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including a subsequent amendment thereto on Form 10-K/A and the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2025 Annual General Meeting of Shareholders;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025;

•	Current Reports on Form 8-K filed on February 27, 2025, April 28, 2025, April 29, 2025, May 7, 2025, May 13, 2025 and May 21, 2025 (other than the portions of those reports not deemed to be filed); and

•	Current Report on Form 8-K12G3, as filed with the SEC on May 27, 2025.

You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statement, and amendments, if any, to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website or our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Investor Relations
BeOne Medicines Ltd.
c/o BeOne Medicines USA, Inc.
55 Cambridge Parkway
Suite 700W
Cambridge, MA 02142
Tel: (781) 801-1800

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference and any prospectus supplement contain forward-looking statements that involve substantial risks and uncertainties. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. All statements other than statements of historical facts contained in this prospectus and the documents incorporated herein by reference or any prospectus supplement, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements.

Forward looking statements are often include words such as, but not limited to, “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or the negative of these terms or similar expressions. These forward-looking statements include, among other things, statements about:

•	our ability to successfully commercialize our approved medicines and to obtain approvals in additional indications and territories for our medicines;

•	our ability to successfully develop and commercialize our in-licensed medicines and drug candidates and any other medicines and drug candidates we may in-license;

•	our ability to further develop sales and marketing capabilities and launch and commercialize new medicines, if approved;

•	our ability to maintain and expand regulatory approvals for our medicines and drug candidates, if approved;

•	the pricing and reimbursement of our medicines and drug candidates, if approved;

•	the initiation, timing, progress and results of our preclinical studies and clinical trials and our research and development programs;

•	our ability to advance our drug candidates into, and successfully complete, clinical trials and obtain regulatory approvals;

•	our reliance on the success of our clinical stage drug candidates;

•	our plans, expected milestones and the timing or likelihood of regulatory filings and approvals;

•	the implementation of our business model, strategic plans for our business, medicines, drug candidates and technology;

•	the scope of protection we (or our licensors) are able to establish and maintain for intellectual property rights covering our medicines, drug candidates and technology;

•	our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights and proprietary technology of third parties;

•	costs associated with enforcing or defending against intellectual property infringement, misappropriation or violation, product liability and other claims;

•	the regulatory environment and regulatory developments in the United States, China, the United Kingdom, Switzerland, the European Union and other jurisdictions in which we operate;

•	the accuracy of our estimates regarding expenses, revenues, including collaboration revenue, capital requirements and our need for additional financing;

•	the potential benefits of strategic collaboration and licensing agreements and our ability to enter into and maintain strategic arrangements;

•	our construction and operation of independent production facilities for small molecule medicines and large molecule biologics, as well as clinical R&D facilities, to support the global demand for both commercial and clinical supply;

•	our reliance on third parties to conduct drug development, manufacturing and other services;

•	our ability to manufacture and supply, or have manufactured and supplied, drug candidates for clinical development and medicines for commercial sale;

•	the rate and degree of market access and acceptance of our medicines and drug candidates, if approved;

•	developments relating to our competitors and our industry, including competing therapies;

•	the size of the potential markets for our medicines and drug candidates and our ability to serve those markets;

•	our ability to effectively manage our growth;

•	our ability to attract and retain qualified employees and key personnel;

•	statements regarding future revenue, key milestones, expenses, capital expenditures, capital requirements and share performance;

•	the future trading price of our ADSs, our Ordinary Shares and RMB Shares, as well as the impact of securities analysts’ reports on these prices; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in such statements, so you should not place undue reliance on them. We have included important factors in the cautionary statements included in this prospectus, particularly in the section entitled “Risk Factors,” that could cause actual future results or events to differ materially from the forward-looking statements that we make.

We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

This prospectus and the documents incorporated herein by reference and any prospectus supplement include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which is on file with the SEC and is incorporated by reference into this prospectus, and other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

ABOUT THE COMPANY

We are a leading global oncology company discovering and developing innovative treatments that are more accessible and affordable to cancer patients worldwide. In 2024, we generated total global revenue of approximately $3.8 billion, increasing revenue by approximately $1.4 billion from the prior year, while reducing our operating loss from the prior year by approximately $0.6 billion.

We are serial innovators in hematology and have built a differentiated, wholly-owned, franchise. This includes a proven best-in-class Bruton’s Tyrosine Kinase inhibitor (“BTKi”), BRUKINSA®, and two late-stage assets, sonrotoclax (“BCL2i”) and our first-in-class BTK-CDAC, both of which have the potential to be best-in-class medicines.

BRUKINSA was designed for complete sustainable inhibition of BTK with the belief that this would improve patient outcomes. This hypothesis was supported in the ALPINE trial, where BRUKINSA demonstrated sustained superior efficacy and lower cardiac toxicity in an all-comers relapsed/refractory (“R/R”) chronic lymphocytic leukemia (“CLL”) population against ibrutinib. BRUKINSA is the only BTKi to prove superior efficacy to ibrutinib. BRUKINSA has the broadest label in the class, with U.S. approvals in CLL, mantle cell lymphoma (“MCL”), Waldenström’s macroglobulinemia (“WM”), marginal zone lymphoma (“MZL”) and follicular lymphoma (“FL”). In less than two years from its first approval in CLL, and despite being the third entrant to the market, BRUKINSA has become the leader in new patients starts in the U.S., in both frontline and R/R CLL, as well as all other approved indications. BRUKINSA generated $2.6 billion in sales in 2024, is approved in over 70 markets and remains in the early stage of its launch in many key markets, including Europe, Japan, Korea and Brazil.

Sonrotoclax, our BCL2 inhibitor, is a selective BCL2i designed to have greater potency and selectivity, and potential for better tolerability than venetoclax. Our clinical program for sonrotoclax has enrolled over 1,800 patients to date. It is being tested in late-stage clinical trials with BRUKINSA, including as a fixed duration therapy in the Phase 3 CELESTIAL trial of BRUKINSA + sonrotoclax in 1L CLL, which is fully enrolled.

Our BTK-CDAC, which is designed to promote the degradation, of both wildtype and mutant forms of BTK, including those that commonly result in resistance to BTK inhibitors in patients who experience progressive disease, has enrolled over 500 patients and is the most advanced BTK degrader in the clinic. Data presented at the American Society of Hematology (“ASH”) meeting in 2024 showed significant early efficacy signals and safety data in a heavily pretreated population. We plan to initiate a Phase 3 head-to-head trial in 2025 against pirtobrutinib, consistent with our strategy to develop medicines that have potential to meaningfully improve upon the current practice of care. With these three differentiated and synergistic assets, we believe we are uniquely positioned to provide the best solution for all CLL patients along their treatment journey and build a sustainable franchise in the $12 billion global CLL market.

We are a company built to address the long-lived challenges to return on investment in the pharmaceutical industry. Clinical trials represent more than 75% of the total cost of bringing an oncology medicine to patients, yet the industry continues to outsource this function to contract research organizations (“CROs”) at an ever-increasing cost per patient. Regulatory policies such as Project Optimus, while well intended, lead to meaningful program delays and increasing Phase 1 trial costs due to increased patient requirements and time. Increased competition exists for nearly every validated target, and pricing reform, such as the Inflation Reduction Act (“IRA”) in the U.S., is placing direct and indirect pressure on innovators. Since inception, we have focused on building unique and hard to replicate competitive advantages that address these industry-wide challenges. Most importantly, our internal clinical team of approximately 3,700 colleagues across the globe allows us to break from the traditional CRO model and develop medicines with greater speed and at a lower cost than many of our industry peers while maintaining quality. This capability paired with our internal research and manufacturing capabilities enables a “fast to proof-of-concept” (“PoC”) approach that can reduce time in early-stage development. We are innovating with intentionality and building best in class combinations to win in the increasingly competitive commercial landscape.

We have a deep and innovative solid tumor pipeline. In 2024 alone, we advanced 13 differentiated new molecular entities (“NMEs”) into the clinic, each of which have the potential to be first-in-class or best-in-class. Our intention is to build depth in the most prevalent cancers, including breast/gynecologic, lung and gastrointestinal. We have main PoC catalysts in the next six to eighteen months for key programs, including, our next-generation CDK4 inhibitor and potentially first-in-class B7H4 antibody-drug conjugate (“ADC”) in breast/gynecologic cancers, potential best-in-class pan-KRAS inhibitor in gastrointestinal (“GI”) cancer, differentiated mechanism of action (“MoA”) and first-in-class EGFR-CDAC in lung cancer, as well as our synergistic and potentially best-in-class PRMT5 and MAT2A inhibitors combination in lung cancer. We also have several exciting early stage assets, including CDK2i, B7H3 ADC, CEA-ADC, FGFR2b ADC, EGFRxMET TsAb, and IRAK4 CDAC.

Since our inception in 2010, we have become a fully integrated global organization with more than 11,000 employees worldwide

We were incorporated in the Cayman Islands with limited liability on October 28, 2010. Effective May 27, 2025, we changed our jurisdiction of incorporation from the Cayman Islands to Switzerland through the Continuation and changed our legal English name to BeOne Medicines Ltd. We primarily conduct operations through our subsidiaries in the U.S., China, the UK, Switzerland, and Australia. Our current registered office in Switzerland is located at c/o BeOne Medicines I GmbH, Aeschengraben 27, 21st Floor, 4051 Basel, Switzerland. Our website address is www.beonemedicines.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our Ordinary Shares are listed on the HKEx under the stock code “06160,” our ADSs are listed on the Nasdaq under the symbol “ONC,” and our RMB Shares are listed on the Star Market under the stock code “688235.”

USE OF PROCEEDS

This prospectus relates to the securities that may be offered and sold from time to time by the selling shareholders who will receive all of the proceeds from any sale of the securities. We will not receive any of the proceeds from any sales of the securities by any selling shareholder. However, we will pay certain issuance and registration expenses, including filing fees, listing fees, printing expenses and fees of our counsel and other advisers.

SELLING SHAREHOLDERS

The following table sets forth, to our knowledge, certain information as of May 14, 2025 regarding the beneficial ownership of our Ordinary Shares by the selling shareholders and the Ordinary Shares being offered by the selling shareholders. Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to Ordinary Shares owned beneficially after the offering assumes the sale of all of the Ordinary Shares offered and no other purchases or sales of our ADSs or Ordinary Shares. The selling shareholders may offer and sell some, all or none of their shares. This table does not include certain of our Ordinary Shares or ADSs held by affiliates of the selling shareholders. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned Prior to Offering(1)			Shares Being Offered		Shares Beneficially Owned After Offering
Name and Address	Number		Percent	Number		Number		Percent
Entities affiliated with Baker Bros. Advisors LP	115,666,055	(2)(3)	8.21%	114,658,607	(2)	1,007,448	(3)	*
Entities affiliated with HHLR Advisors, Ltd.(4)	68,551,141		4.87%	68,551,141		—		*

(1)	Based on 1,407,975,898 Ordinary Shares outstanding on May 14, 2025. The Ordinary Shares may be in the form of ADSs. Each ADS represents 13 Ordinary Shares.

(2)	Includes 114,658,607 Ordinary Shares beneficially owned by Baker Bros. Advisors LP (the “Baker Adviser”) consisting of (i) 9,498,346 Ordinary Shares held in the form of 730,642 ADS and 21 Ordinary Shares directly held by 667, L.P., (“667”) (ii) 104,899,343 Ordinary Shares held in the form of 8,068,411 ADSs and 25 Ordinary Shares directly held by Baker Brothers Life Sciences, L.P. (“Life Sciences”, and together with 667, the “Baker Funds”), (iii) 135,435 Ordinary Shares held in the form of 10,418 ADSs and 1 Ordinary Share each beneficially owned by Julian C. Baker and Felix J. Baker. The Baker Adviser is the investment adviser to the Baker Funds and has the sole voting and investment power with respect to the securities held by the Baker Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC (the “Baker GP”) is the sole general partner of the Baker Adviser and thus may be deemed to beneficially own the securities held by the Baker Funds. The managing members of the Baker GP are Julian C. Baker and Felix J. Baker, who may be deemed to beneficially own the securities held by the Baker Funds. Julian C. Baker, Felix J. Baker, the Baker Adviser and the Baker GP disclaim beneficial ownership of all shares held by the Baker Funds, except to the extent of their indirect pecuniary interest therein. The business address of the Baker Adviser, the Baker GP, Julian C. Baker and Felix J. Baker is 860 Washington Street, 3rd Floor, New York, NY 10014.

(3)	Includes (i) 46,696 Ordinary Shares held by Michael Goller and (ii) 46,696 Ordinary Shares held by Ranjeev Krishana, each full-time employees of Baker Bros. Advisors LP, in their capacity as members of our board of directors. Baker Bros. Advisors LP may be deemed to beneficially own each of their securities. Mr. Goller and Mr. Krishana each hold 440,687 vested share options to purchase Ordinary Shares and 16,341 restricted share units solely payable in Ordinary Shares vesting within 60 days after May 14, 2025, each received in connection with their service on our board of directors. Baker Bros. Advisors LP may be deemed to beneficially own the Ordinary Shares issuable upon exercise of such share options and restricted share units.

(4)	Includes 68,551,141 Ordinary Shares consisting of (i) 55,102,823 Ordinary Shares held by a fund managed by HHLR Advisors, Ltd. (“HHLR”) and (ii) 13,448,318 Ordinary Shares held by a fund managed by Hillhouse Investment Management, Ltd. (“HIM”), of which 13,445,978 Ordinary Shares are held in the form of 1,034,306 ADSs. The securities are held by HHLR Fund, L.P. (“HHLR Fund”) and BGN Holdings Limited (“BGN”). HHLR acts as the sole management company of HHLR Fund. HIM acts as the sole management company of Hillhouse Fund II, L.P. (“Fund II”). BGN is wholly owned by Fund II. The address of HHLR and HIM is Office #122, Windward 3 Building, Regatta Office Park, West Bay Road, Grand Cayman, Cayman Islands, KY1-9006.

On November 16, 2016, we entered into a registration rights agreement with 667, L.P., Baker Brothers Life Sciences, L.P. and 14159, L.P., (the “Baker Entities”), Hillhouse BGN Holdings Limited, HHLR Fund, L.P. (formerly known as Gaoling Fund, L.P.) and YHG Investment, L.P., (the “Hillhouse Entities”), (each an “Investor” and collectively, the “Investors”), all of which were existing shareholders. The registration rights agreement provides that, subject to certain limitations, if at any time and from time to time, the Investors demand that we register our Ordinary Shares and any other securities held by the Investors at the time any such demand is made on a Registration Statement on Form S-3 for resale under the Securities Act, we would be obligated to effect such registration. Our registration obligations under the registration rights agreement include our obligation to facilitate certain underwritten public offerings of our Ordinary Shares or ADSs by the Investors in the future. The registration rights agreement also requires us to pay expenses relating to such registrations and indemnify the Investors against certain liabilities. Our initial registration obligations under the registration rights agreement expired on November 16, 2020, but we and the Investors have entered into two separate amendments to the registration rights agreement, which have extended our registration obligations to December 31, 2026. This registration statement of which this prospectus is a part is being filed pursuant to the registration rights agreement on behalf of all shareholders that are entitled to registration rights under such agreement and have requested to be included.

Michael Goller and Ranjeev Krishana, each a director of our Company, are employees of Baker Advisor, which is affiliated with certain selling shareholders. Qingqing Yi, a director of our Company, is an employee of Hillhouse Investment Management, Ltd., which is affiliated with certain selling shareholders. Except for the ownership of the Ordinary Shares, the registration rights agreement, and Michael Goller’s, Ranjeev Krishana’s, and Qingqing Yi’s positions on our board of directors, the selling shareholders have not had any material relationship with us or our affiliates within the past three years.

DESCRIPTION OF SECURITIES

Description of Swiss Share Capital

The following summary of the share capital is qualified in its entirety by applicable provisions of Swiss law and our Articles of Association.

General

Ordinary Shares. Our shares are Ordinary Shares (Namenaktien) with a par value of US$0.0001. Following the Continuation, our Ordinary Shares are fully paid and non-assessable and rank pari passu in all respects with each other, including entitlement to dividends, liquidation proceeds in the event of a liquidation of our Company and to pre-emptive subscription rights (Bezugsrechte). We do not have any Ordinary Shares carrying preferential rights.

One Share, One Vote. Each Ordinary Share carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in the Company’s share register (including the share register maintained in Hong Kong and Shanghai), through the independent voting rights representative elected by shareholders at each annual general meeting, their legal representative, or on the basis of a written proxy, by any other representative who need not be a shareholder.

Shareholders wishing to exercise their voting rights who hold their Ordinary Shares through a broker, bank, or other nominee should follow the instructions provided by such broker, bank, or other nominee or, absent instructions, contact such broker, bank, or other nominee for instructions. Shareholders holding their Ordinary Shares through a broker, bank, or other nominee are not automatically registered in the Company’s share registers. If any such shareholder wishes to be registered in the Company’s share registers, such shareholder should contact the broker, bank, or other nominee through which it holds Ordinary Shares.

Our Articles of Association do not limit the number of Ordinary Shares that may be voted by a single shareholder.

Treasury shares, whether owned by the Company or one of the Company’s subsidiaries, are not entitled to vote at general meetings of shareholders.

Share Register. We maintain ourselves or through a third-party share registers for the Ordinary Shares that list the surname, first name, and address (in the case of legal entities, the company name and business address) of the holders of our Ordinary Shares. A shareholder must notify the relevant share registrars of any change in address in accordance with applicable laws. Until such notification has occurred, all our written communication to shareholders of record shall be deemed to have validly been made if sent to the address recorded in the share register. We have appointed Computershare Switzerland Ltd. as our share registrar in Switzerland, China Securities Depository and Clearing Co., Ltd to act as our registrar and transfer agent for the shares listed on the STAR Market, and Computershare Hong Kong Investor Services Limited (“Computershare Hong Kong”) to hold and maintain our Hong Kong share register.

The Board of Directors has the authority to request, to the extent practicable under applicable laws, regulations and listing rules, that holders of Ordinary Shares who upon acquisition of Ordinary Shares apply for registration as a shareholder with voting rights in the share register expressly declare that they have acquired the Ordinary Shares in their own name and for their own account, that there is no agreement on the redemption or return of the Ordinary Shares, and that they bear the economic risk associated with the Ordinary Shares. The Board of Directors is authorized to reject the entry of holders of Ordinary Shares as shareholder with voting rights in the share register if they do not provide such a declaration. The Board of Directors may also cancel such a holder of Ordinary Shares’ registration in the share register with retroactive effect as of the date of registration, if such registration was made based on false or misleading information.

The Board of Directors may record nominees including recognized clearing houses (or its nominee(s)) or depositaries (or its nominee(s)) who hold Ordinary Shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share registers of the Company. Beneficial owners of Ordinary Shares who hold Ordinary Shares through a nominee including recognized clearing houses (or its nominee(s)) or depositaries (or its nominee(s)) exercise the shareholders’ rights through the intermediation of such nominee.

Legislation Under Which the Shares are Created. Following the Continuation, our Ordinary Shares are created under the Swiss Code of Obligations. The rights and restrictions attaching to our Ordinary Shares are governed by our Articles of Association and the laws of Switzerland.

Transferability. Subject to applicable securities laws or listing rules, our Ordinary Shares are freely transferable by their holders.

Form of Shares. Our Ordinary Shares are issued in registered form (Namenaktien). The Company may issue the Ordinary Shares as uncertificated securities, as intermediated securities, or in the form of single or global certificates, and subject to the conditions of applicable law, may convert Ordinary Shares from one form into another form at any time and without approval of shareholders. A shareholder has no right to request a conversion of the Ordinary Shares issued in one form into another form.

Signatures. Share certificates evidencing Ordinary Shares bear the signatures of one or two duly authorized signatories of the Company, of which at least one must be a member of the Board of Directors.

Participation Certificates (Partizipationsschein), Profit Sharing Certificates (Genussschein) and Preference Shares (Vorzugsaktie). From the outset, it is neither foreseen that we will issue any non-voting equity security such as participation certificates (Partizipationsscheine) or profit-sharing certificates (Genussscheine), nor issue preference shares (Vorzugsaktien). However, under the Swiss Code of Obligations, such non-voting equity security may be created by a duly convened shareholders’ meeting.

Number, Book Value and Par Value of Shares in the Company Held by or on Behalf of the Company Itself or by Subsidiaries of the Company. “Treasury shares” held by us or one of our subsidiaries are available for future use, such as by delivering them to participants pursuant to our employee benefit plans. These “treasury shares” do not have any voting rights while held by us or one of our subsidiaries.

Our Capital Structure

Issued Share Capital. Our issued share capital as of immediately following the effectiveness of the Continuation is divided into 1,540,975,898 fully paid-in Ordinary Shares (each with a par value of US$0.0001).

Capital Band. Under the Swiss Code of Obligations, the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of Ordinary Shares, or rights to subscribe for, or convert into, Ordinary Shares (which rights may be connected to debt instruments or other obligations). Our Articles of Association provide for a capital band, giving the Board of Directors the authority to issue new Ordinary Shares or cancel Ordinary Shares repurchased by the Company or its subsidiaries. The authority of the Board of Directors under the capital band is limited in time and to a specific range regarding the number of Ordinary Shares that may be issued and/or cancelled. The Company has a capital band ranging from, an amount in U.S. Dollars equal to 1,386,878,308 Ordinary Shares multiplied by a par value of US$0.0001 (lower limit) to an amount in U.S. Dollars equal to 2,311,463,847 Ordinary Shares multiplied by a par value of US$0.0001 (upper limit), corresponding to a 10% downward and a 50% upward range, and the Board of Directors is authorized to increase or reduce, within such range, the share capital once or several times and in any (partial) amount or to cause the Company or any of its group of companies to acquire (including under a share repurchase program) Ordinary Shares directly or indirectly, until the fifth anniversary of the Extraordinary General Meeting of the shareholders of BeiGene, Ltd. held on April 28, 2025 (the “EGM”), without shareholder approval.

In the event of a share issuance within the Company’s capital band, the Board of Directors determines all relevant terms of the issuance, including the date of the issuance, the issuance price, the type of contribution, the beginning date for dividend entitlement and, subject to the provisions of our Articles of Association, the conditions for the exercise of the subscription rights with respect to the issuance. The Board of Directors may allow subscription rights that are not exercised to expire, or it may place such rights or Ordinary Shares, the subscription rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company. After the fifth anniversary of this EGM, the capital band will be available to the Board of Directors for issuance of additional Ordinary Shares only if the authorization is reapproved by shareholders.

In a share issuance based on the Company’s capital band, the Company’s shareholders have subscription rights to obtain newly issued Ordinary Shares in an amount proportional to the par value of the Ordinary Shares they already hold. However, under our Articles of Association, the Board of Directors is authorized to withdraw or limit the subscription rights with respect to the issuance of Ordinary Shares based on the capital band and allocate such rights to third parties (including individual shareholders), the Company, or any of its group companies in the following circumstances:

•	if the issue price of the new Ordinary Shares is determined by reference to the market price;

•	for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders;

•	for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of Ordinary Shares;

•	for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners including financial investors, or in connection with the listing of new Ordinary Shares on domestic or foreign stock exchanges;

•	for purposes of granting an over-allotment option of up to 20% of the total number of Ordinary Shares in a placement or sale of Ordinary Shares to the respective initial purchaser(s) or underwriter(s); or

•	for the participation of members of the Board of Directors, members of the executive management team, officers, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies.

Conditional Share Capital. In connection with the issuance of bonds, notes, loans, options, warrants, or other securities or contractual obligations convertible into or exercisable or exchangeable for Ordinary Shares, the subscription rights of shareholders are excluded and the Board of Directors is authorized to withdraw or limit the advance subscription rights of shareholders with respect to Ordinary Shares issued from the Company’s conditional share capital, if (1) there is a valid reason to withdraw or limit subscription rights of shareholders in connection with the issuance of shares based on the capital band (see immediately above), or (2) the bonds or similar instruments are issued on appropriate terms. If the advance subscription rights are withdrawn or limited:

•	the acquisition price of the Ordinary Shares shall be set taking into account the market price prevailing at the date on which the instruments or obligations are issued; and

•	the instruments or obligations may be converted, exchanged, or exercised during a maximum period of 30 years from the date of the relevant issuance of or entry into the instruments or obligations.

The subscription rights and the advance subscription rights of shareholders are excluded with respect to Ordinary Shares issued from the conditional share capital of the Company to members of the Board of Directors, members of the executive management team, officers, employees, contractors, consultants or other persons providing services to the Company or any of its group companies under the terms of the Company’s equity incentive plans.

The Company has a conditional share capital in connection with the issuance of bonds, notes, loans, options, warrants, or other securities or contractual obligations convertible into or exercisable or exchangeable for Ordinary Shares that authorizes it to issue up to 308,195,179 Ordinary Shares, and a conditional share capital for purposes of equity incentive plans that authorizes it to issue up to 462,292,769 Ordinary Shares.

Treasury Shares. The Swiss Code of Obligations limits a company’s ability to hold or repurchase its own Ordinary Shares. The Company and its group companies may only repurchase Ordinary Shares if and to the extent that there are sufficient distributable profits from the previous fiscal years, or if the company has freely distributable reserves, including out of capital contribution reserves, each as will be presented on the balance sheet included in the annual standalone statutory financial statements of the Company. The aggregate par value of all Ordinary Shares held by the Company and its group companies may not exceed 10% of the share capital. However, the Company may repurchase its Ordinary Shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders (including as part of the capital band provision included in our Articles of Association) authorizing the Board of Directors to repurchase Ordinary Shares in an amount in excess of 10% and the repurchased Ordinary Shares are dedicated for cancellation. Any Ordinary Shares repurchased pursuant to such an authorization will then be cancelled either upon the approval of shareholders holding a simple majority of votes cast at a general meeting (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority) or, if the authorization is contained in the capital band provision of our Articles of Association, upon the Board of Directors effecting the cancellation based on the authority granted to it in the capital band provision. Repurchased Ordinary Shares held by the Company or its group companies do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the Ordinary Shares.

As of the effective date of the Continuation, the Company held, through its wholly owned subsidiary, BG NC 2, Ltd., a company incorporated in the Cayman Islands with limited liability (“BGNC2”), 133,000,000 Ordinary Shares as a result of BeiGene, Ltd. issuing the same number of Ordinary Shares to BGNC2 out of its authorized share capital on May 12, 2025, in exchange for 13.7% of the issued share capital of BeiGene UK, Ltd., a limited liability company incorporated in the United Kingdom and a wholly owned subsidiary of BGNC2. As these Ordinary Shares held by BGNC2 are part of the Company’s issued share capital, these Ordinary Shares of the Company are considered “own shares,” or “treasury shares,” under Swiss law. The Company expects to use these treasury shares in the future to satisfy obligations to deliver Ordinary Shares in connection with awards granted under the Company’s Third Amended and Restated 2016 Share Option and Incentive Plan (as amended from time to time) within the then-available scheme mandate limit as approved by the Company’s shareholders under Chapter 17 of the Listing Rules of The Stock Exchange of Hong Kong Limited (the “HK Listing Rules”).

Subscription Rights and Advance Subscription Rights

Under the Swiss Code of Obligations, the prior approval of a general meeting of shareholders is generally required to authorize the issuance or authorization of the Board of Directors for the later issuance of Ordinary Shares, or rights to subscribe for, or convert into, Ordinary Shares (which rights may be connected to debt instruments or other financial obligations). In addition, the existing shareholders will have subscription rights in relation to such Ordinary Shares or rights in proportion to the respective par values of their holdings. The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the Ordinary Shares represented at the general meeting, withdraw or limit the subscription rights for valid reasons (such as a merger, an acquisition, or any of the reasons authorizing the Board of Directors to withdraw or limit the subscription rights of shareholders in the context of the capital band as described above).

If the general meeting of shareholders has approved the creation of a capital band or conditional share capital, it will generally delegate the decision whether to withdraw or limit the subscription rights (with respect to the issuance of new shares) and advance subscription rights (with respect to the issuance of convertible or similar instruments) for valid reasons to the Board of Directors.

Articles of Association

The following summary of our Articles of Association is qualified in its entirety by applicable provisions of Swiss law.

Company’s Name. Upon the effective date of the Continuation, in accordance with our Articles of Association, the Company’s English name was changed to “BeOne Medicines Ltd.”

Company’s Purposes. The Company is the holding company of the BeOne group of companies. The business purpose of the Company pursuant to the Articles of Association is to acquire, hold, manage, realize and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad including, without limitation, companies active in the field of oncology, healthcare, life sciences, or related fields. The Company may engage in all other types of transactions that appear appropriate to promote, or are related to, the business purpose of the Company. The Company may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad and may also own or fund other companies, in Switzerland or abroad, in any type of business.

Share Capital. See “— Our Capital Structure.”

Shareholders’ Meetings. The shareholders’ meeting will be the Company’s supreme corporate body. Ordinary and extraordinary shareholders’ meetings may be held. The following powers will be vested exclusively in the shareholders’ meeting:

•	adoption and amendment of the Articles of Association (subject to limited exceptions where authority to amend the Articles of Association has been delegated to the Board of Directors based on a resolution of the general meeting of shareholders);

•	election of the chair and the members of the Board of Directors, the members of the compensation committee, the auditor(s) and the independent voting rights representative(s);

•	approval of the annual management report, unless an exemption applies, the standalone statutory financial statements and the consolidated financial statements;

•	approval of the allocation of profit or loss shown on the balance sheet contained in the standalone statutory financial statements of the Company, in particular the determination of dividend and other capital distributions to shareholders (including by way of repayment of statutory capital reserve (such as in the form of qualifying capital contribution reserves));

•	granting discharge to the members of the Board of Directors and the persons entrusted with management from liability for business conduct to the extent such conduct is known to the shareholders;

•	the approval of the compensation of the Board of Directors and the executive management team pursuant to the Articles of Association, and the advisory vote on the report (established under Swiss law) pertaining to the compensation of the Board of Directors and executive management in the prior fiscal year;

•	the delisting of the Company’s equity securities;

•	the approval of the report on non-financial matters pursuant to article 964c of the Swiss Code of Obligations; and

•	passing resolutions as to all matters reserved to the authority of the shareholders’ meeting by law or under our Articles of Association or that are submitted to the shareholders’ meeting by the Board of Directors and are not exclusively vested with our Board of Directors or auditors.

Under the Swiss Code of Obligations and our Articles of Association, we must hold an annual, ordinary general meeting of shareholders within six months after the end of each fiscal year for the purpose, among other things, of approving the annual (standalone and consolidated) financial statements and the annual management report, annually electing the chair of the Board of Directors and the members of the Board of Directors, the members of the compensation committee, and annually approving the maximum aggregate compensation payable to the Board of Directors and the members of the executive management team. The invitation to general meetings may, at the election of the Board of Directors, be published in the Swiss Official Gazette of Commerce, be included in the proxy statement filed in connection with the relevant ordinary general meeting or given to the most recent contact information of the shareholder at least 21 calendar days prior to the relevant general meeting of shareholders. No resolutions may be passed at a shareholders’ meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders’ meeting to convene an extraordinary meeting, to initiate a special investigation or to elect an auditor. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

Annual general meetings of shareholders may be convened by the Board of Directors or, under certain circumstances, by the auditor. A general meeting of shareholders can be held in Switzerland or abroad. We expect to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

An extraordinary general meeting of the Company may be called in the circumstances provided by law, the resolution of the Board of Directors or, under certain circumstances, by the auditor. In addition, the Board of Directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 5% of the share capital or the votes, specifying the items for the agenda and their proposals. The Board of Directors may include any additional agenda items or proposals. If the Board of Directors does not comply with the request to publish the notice of the extraordinary general meeting within a reasonable period of time, but at the latest within 60 days, the requesting shareholders may request the court to order that the meeting be convened.

Under our Articles of Association and Swiss law, shareholders who hold, alone or together, at least 0.5% of the share capital or votes and are insofar recorded in the share register may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda must be in writing and received by the Company at least 120 but not more than 150 calendar days prior to the meeting. To nominate a nominee, the shareholder must, no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date (as stated in the Company’s proxy materials) on which the definitive proxy statement for the prior year’s annual general meeting was first released to the Company’s shareholders, deliver a notice to, and such notice must be received by, the Company at its registered office; provided, however, that if the annual general meeting is not scheduled to be held within a period beginning 30 days before such anniversary date and ending 30 days after such anniversary date, the notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such other meeting date or the tenth day following the date that the Company first makes public disclosure regarding such other meeting date. The request must specify the relevant agenda items and proposals, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

Quorum and Majority Requirements for Shareholders’ Meetings. Pursuant to our Articles of Association, the Company has a general attendance quorum requirement for the adoption of resolutions at general meetings that a majority of all the shares entitled to vote must be present or represented at the commencement of the meeting (whereby broker non-votes shall be included for purposes of determining the presence quorum). This general attendance quorum also applies to any resolutions, irrespective of the applicable majority standard, such as amendments to our Articles of Association, variation of class rights, and voluntary winding up, where the attendance quorum is currently that of shareholders (whether present in person or by proxy) who together hold shares carrying the right to at least two-thirds of all votes capable of being exercised on a poll. The Board of Directors has no authority to waive the quorum requirements stipulated in our Articles of Association.

Under our Articles of Association, resolutions generally require the approval of a simple majority of the votes cast at a shareholders’ meeting (broker non-votes, abstentions and blank and invalid ballots will be disregarded). Each Ordinary Share grants the right to one vote. Shareholder resolutions requiring a vote by a simple majority of the votes cast at a shareholders’ meeting include elections of directors and the statutory auditor, approval of the standalone and the consolidated financial statements, approving the appropriation of the available earnings or the net loss, including through the distribution of a dividend, if any, and decisions to discharge directors and the executive management team from liability for matters disclosed to the shareholders’ meeting.

The approval of at least two-thirds of the votes and the majority of the par value of the Ordinary Shares, each as represented at a shareholders’ meeting, will be required for resolutions with respect to:

•	a modification of the purpose of the Company;

•	the consolidation of shares listed on a stock exchange (“reverse stock split”);

•	an increase in share capital through the conversion of freely available equity, against contributions in kind or by way of set-off with a receivable and the granting of special privileges;

•	the limitation or withdrawal of subscription rights;

•	the introduction of, amendments to, or an extension of a conditional share capital or a capital band;

•	the introduction of shares with privileged voting rights;

•	restrictions on the transferability of Ordinary Shares and the cancellation of such restrictions;

•	restrictions on the exercise of the right to vote and the cancellation of such restrictions;

•	an authorized or conditional increase in share capital;

•	the change of currency of the share capital;

•	the introduction of the casting vote of the acting chair in the general meeting;

•	the delisting of the Company’s equity securities;

•	a change of the place of incorporation of the Company; and

•	dissolution of the Company.

The same qualifying majority voting requirements apply to resolutions in relation to transactions among companies based on the Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”), including a merger, demerger or conversion of a company (other than cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company - in such a merger, an affirmative vote of 90% of the outstanding Ordinary Shares is required). Swiss law may also impose a supermajority requirement of at least two-thirds of the voting rights and a majority of the par value of the Ordinary Shares, each as represented at a general meeting, in connection with the sale of “all or substantially all of its assets” by the Company.

Pursuant to our Articles of Association, where any shareholder, member of the Board of Directors or officer is, under the HK Listing Rules, required to abstain from voting on any particular resolution of the general meeting of shareholders or is restricted to voting only for or only against any particular resolution of the General Meeting (each such person an “Interested Shareholder,” and each shareholder that is not an Interested Shareholder, a “Disinterested Shareholder”), the relevant majority under our Articles of Association or applicable law for a particular resolution of the general meeting of shareholders to be passed shall be (i) the default majority under applicable law or the provisions of our Articles of Association and (ii) the majority of the votes cast by the Disinterested Shareholders.

Attendance at Meetings and Voting Procedure. The Board of Directors determines the location of general meeting of shareholders. The location can be in Switzerland or abroad. The Board of Directors may also determine to hold general meetings of shareholders simultaneously at different locations, provided that the contributions of the participants are transmitted directly via video and/or audio to all venues, and/or that shareholders who are not present at the venue or venues of the general meeting may exercise their rights by electronic means. The Board of Directors may also determine to hold general meetings virtually, without any physical location.

Each shareholder registered in the share register as a shareholder with voting rights will be entitled to participate at the shareholders’ meetings and in any vote taken.

Voting rights may be exercised by shareholders registered in the share register of the Company, through the independent voting rights representative elected by shareholders at each annual general meeting, their legal representative, or on the basis of a written proxy by any other representative who need not be a shareholder.

The chair of the Board of Directors or, in his or her absence, the vice-chair, if any, or any other person appointed by the Board of Directors takes the chair of the shareholders’ meeting. The acting chair will have the power and authority necessary to ensure the orderly conduct of the meeting.

The acting chair of the shareholders’ meeting determines the voting procedures (e.g., electronically or by written ballots).

Dividend Distributions

Under Swiss law, distributions of dividends may be paid out only if the company has sufficient distributable profits from the previous fiscal years, or if the company has freely distributable reserves, including out of capital contribution reserves, each as will be presented on the balance sheet included in the annual standalone statutory financial statements of the Company. The affirmative vote of shareholders holding a simple majority of the votes cast at a general meeting (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority) must approve distributions of dividends. The Board of Directors may propose to shareholders that a distribution of dividend be paid but cannot itself authorize the dividend.

Under the Swiss Code of Obligations, if the statutory reserves of the Company amount to less than 20% of the share capital recorded in the Swiss Commercial Register (i.e., 20% of the aggregate par value of the registered capital of the Company), then at least 5% of the annual profit of the Company must be allocated to the statutory profit reserve. The Swiss Code of Obligations and our Articles of Association permit the Company to accrue additional reserves. In addition, the Company is required to create a special reserve on its standalone annual statutory balance sheet in the amount of the purchase price of Ordinary Shares any of its group companies repurchases, which amount may not be used for dividends or subsequent repurchases. Own shares held directly by the Company are presented on the standalone annual statutory balance sheet of the Company as a reduction of total shareholders’ equity. Swiss companies generally must maintain a separate company, standalone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. The statutory auditor of the Company must confirm that a dividend proposal made to shareholders complies with the requirements of the Swiss Code of Obligations and our Articles of Association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment; however, it is also possible to pay dividends or other distributions in, for example, quarterly instalments. Our Articles of Association provide that dividends that have not been claimed within five years after the due date become the property of the Company and are allocated to the statutory profit reserves.

The Company is expected to declare any distribution of dividends and other capital distributions in U.S. dollars and/or RMB. Further, as noted above, for the foreseeable future, we expect to pay dividends as a repayment of capital contribution reserves, which would not be subject to Swiss withholding tax.

Say on Pay

The Company is required to hold non-binding shareholder advisory votes on executive compensation required by SEC rules on an annual basis.

In addition, under Swiss law, the Company is required to hold annual binding shareholder votes on the prospective maximum aggregate amount of compensation of each of the Board of Directors (for the period between annual meetings) and the executive management team (for the fiscal year commencing after the annual general meeting at which ratification is sought). Shareholders are further required to vote at each annual general meeting, on an advisory basis, on the compensation report (established under Swiss law) regarding the compensation of the members of the Board of Directors and the executive management team in the preceding fiscal year.

If the maximum aggregate amount of compensation already ratified by shareholders at an annual general meeting is not sufficient to also cover the compensation of one or more persons who become members of the executive management team after the shareholders have ratified the compensation of the executive management team for the relevant period, then the Board of Directors is authorized, under our Articles of Association, to pay such new member(s) a supplementary amount during the compensation period(s) that have already been ratified. The supplementary amount per compensation period may in total not exceed 100% of the respective aggregate amount of (maximum) compensation of the executive management team last approved by shareholders.

Environmental, Social and Governance (“ESG”) Matters

Pursuant to article 964a et seq. of the Swiss Code of Obligations, the Company will be required to establish a report on non-financial matters covering the following matters: (1) environmental matters (including climate matters), in particular the CO2 goals; (2) social issues; (3) employee-related issues; (4) respect for human rights; and (5) combating corruption. The report must contain the information required to understand the business performance, the business result, the state of the undertaking, and the effects of its activity on the above non-financial matters.

More particularly, the report must include: (1) a description of the business model; (2) a description of the policies adopted in relation to the matters referred to above, including the due diligence applied; (3) a presentation of the measures taken to implement these policies and an assessment of the effectiveness of these measures; (4) a description of the main risks related to the above matters and how the undertaking is dealing with these risks, in particular (a) risks that arise from the undertaking’s own business operations, and (b) provided this is relevant and proportionate, risks that arise from its business relationships, products, or services; and (5) the main performance indicators for the undertaking’s activities in relation to the above matters.

The Board of Directors will be required to submit the report to shareholders for approval by the annual general meeting, for the first time in 2026 in relation to fiscal year 2025.

Inspection of Books and Records. Under the Swiss Code of Obligations, a shareholder has the right to inspect the share register with regard to its, his or her own shares and otherwise to the extent necessary to exercise its, his, or her shareholder rights. No other person has a right to inspect the share register.

The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the Board of Directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the Board of Directors concerning the affairs of the Company. Shareholders may also ask the auditor questions regarding its audit of the Company. The Board of Directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of the Company.

Special Investigation. If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, the Company or any shareholder may, within three months after the general meeting of shareholders, request for the court to appoint a special commissioner at the registered office of the Company. If the general meeting of shareholders rejects the request, one or more Ordinary Shareholders representing at least 5% of the share capital or voting rights may request the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the Board of Directors, any member of the Board of Directors or an officer of the Company infringed the law or Articles of Association of the Company and thereby damaged the Company or the shareholders. The costs of the investigation would generally be allocated to the Company and only in exceptional cases to the petitioners.

Modifications to the Share Capital - Authority to Issue Shares. Our share capital may be increased (a) in consideration of cash contributions pursuant to a resolution passed at a shareholders’ meeting of the Company by a simple majority of the votes cast at the meeting if shareholders’ preferential subscription rights are safeguarded, or (b) pursuant to a resolution passed at a shareholders’ meeting of the Company by a majority of two-thirds of the votes and an absolute majority of the par value of the Ordinary Shares, each as represented at the general meeting, authorizing a capital increase, among other things, (i) in consideration of contributions in kind (Sacheinlage), (ii) where preferential subscription rights (Bezugsrechte) of the existing shareholders are limited or excluded, or (iii) where the issue price of new Ordinary Shares issued in the capital increase is paid by way of a conversion of freely available equity into share capital.

In addition, under the Swiss Code of Obligations, the shareholders’ meeting may authorize the Board of Directors to effect a share capital increase based on:

(a)	a capital band (Kapitalband) to be utilized at the discretion of the Board of Directors within a period not exceeding five years from the date of approval by the shareholders’ meeting and within a range not exceeding +/- 50% of the share capital as of the date of approval by the shareholders’ meeting; and

(b)	conditional share capital (bedingtes Aktienkapital) for the purpose of issuing Ordinary Shares (i) in connection with the bonds, notes, loans, options, warrants, or other securities or contractual obligations convertible into or exercisable or exchangeable for Ordinary Shares, or (ii) to members of the Board of Directors, members of the executive management team, officers, employees, contractors, consultants, or other persons providing services to the Company or any of its group companies under the terms of the Company’s equity incentive plans. The conditional share capital is not limited in time; however, the Ordinary Shares issuable based on the conditional share capital may not exceed 50% of the issued share capital as of the date of the approval by the shareholders’ meeting.

Transfers and Registration of Shares. No restrictions apply to the transfer of the Company’s Ordinary Shares. So long as and to the extent that the Ordinary Shares are intermediated securities within the meaning of the Swiss Federal Intermediated Securities Act, (i) any transfer of the Ordinary Shares is effected by a corresponding entry in the securities deposit account of a bank or a depository institution, (ii) Ordinary Shares cannot be transferred by way of assignment, and (iii) a security interest in any Ordinary Shares cannot be granted by way of assignment. Ordinary Shares held as book-entry shares (Wertrechte) are transferred by way of assignment, and Ordinary Shares represented by certificates are transferred by way of delivery and endorsement of the certificates or such other requirements as stipulated by applicable law. Any person who acquires Ordinary Shares may submit a request to the Company to be entered into the share register as a shareholder with voting rights, provided such persons expressly declare that they have acquired the shares in their own name and for their own account, that there is no agreement on the redemption of the shares and that they bear the economic risk associated with the shares. The Board of Directors may record nominees who hold shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share register of the Company. Beneficial owners of shares who hold shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee. The Company will have a branch register of shareholders in Hong Kong maintained by Computershare Hong Kong, a branch register of shareholders maintained by China Securities Depository and Clearing Corporation Limited (“CSDC”), and a share register maintained by Computershare Switzerland Ltd., reflecting all Ordinary Shares held in the name of the Depositary as depositary for the ADSs and all Ordinary Shares held as book-entry shares (Wertrechte) or in the form of certificates outside of the registration and clearing services provided by the Computershare Hong Kong and CSDC, which act as transfer agent and registrar. The share register reflects only record owners and usufructuaries of Ordinary Shares. Swiss law does not recognize fractional share interests.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of the Company is BeOne Medicines Ltd. (BeOne Medicines AG) (BeOne Medicines SA). The Company is incorporated and domiciled in Basel-Stadt, Switzerland, and operates under the Swiss Code of Obligations as a stock corporation (Aktiengesellschaft / Société Anonyme). The fiscal year of the Company is the calendar year. The address of the registered office of the Company and principal executive office is c/o BeOne Medicines I GmbH, Aeschengraben 27, 21st Floor, 4051 Basel, Switzerland, and the telephone number at that address is +41 61 685 19 00.

Uncertificated Shares

The Company issues Ordinary Shares in uncertificated, book-entry form. A limited number of Ordinary Shares may continue to be represented by certificates.

Stock Exchange Listing

Our ADSs are listed on Nasdaq under the trading symbol “ONC.” Our Ordinary Shares are listed on the HKEx under the stock code of “06160,” and our RMB Shares are listed on the STAR Market under the stock code of “688235.”

No Liability for Further Calls or Assessments

The Ordinary Shares issued and outstanding are duly and validly issued, fully paid, and non-assessable.

No Redemption and Conversion

The Ordinary Shares are not convertible into shares of any other class or series or subject to redemption either by the Company or the holder of the Ordinary Shares.

Board of Directors and Management Bodies

Board of Directors and Term; Duties; Delegation. As of the effective date upon which the Continuation is completed, the directors of BeiGene, Ltd. immediately prior to the effective date of the Continuation became the directors of the Company. The then serving directors of BeiGene, Ltd. therefore effectively carried their term over to the Board of Directors until the completion of the first annual general meeting of the Company following the completion of the Continuation.

Our Articles of Association provide that the number of directors of the Company shall be not less than three. The Board of Directors has the authority to propose nominees for election by the general meeting of shareholders. Our Articles of Association provide that the general meeting of shareholders has the inalienable power to elect the members of the Board of Directors, along with the chair of the Board of Directors. Each director is elected individually and holds a term of office until the completion of the next annual general meeting. Re-election is possible. Our Articles of Association provide that directors are elected at a general meeting of shareholders by a simple majority of the votes cast at the general meeting (whereby abstentions, broker non-votes, blank, or invalid ballots shall be disregarded for purposes of establishing the majority).

Under the Swiss Code of Obligations, directors may at any time, with or without cause and with immediate effect, resign from office.

Pursuant to the organizational regulations of the Company, the Board of Directors is entrusted with the ultimate direction of the Company, including determining the principles of business strategy and the related policies, the overall supervision of the group companies and the supervision of the executive management team. To the extent that the Swiss Code of Obligations allows the delegation by the Board of Directors to executive management, and such delegation is actually made by virtue of the organizational regulations of the Company or by a resolution of the Board of Directors, the responsibility of the Board of Directors is limited to the due election, instruction, and supervision of the executive management.

Standard of Conduct for Directors. A director of a Swiss company is bound to performance standards as specified in the Swiss Code of Obligations. Under these standards, a director must act in accordance with the duties imposed by statutory law, in accordance with the company’s articles of association and in the best interests of the company. A director is generally disqualified from participating in a decision that directly affects him or her. A director must generally safeguard the interests of the company in good faith, adhere to a duty of loyalty and a duty of care and, absent special circumstances, extend equal treatment to all shareholders in like circumstances. The members of the Board of Directors are liable to the Company, its shareholders and, in bankruptcy, its creditors for damage caused by any violation of their duties. So long as the majority of the Board of Directors is disinterested and acts on an informed basis and with the belief that its actions are in the best interests of the Company, a decision made by the Board of Directors would be protected by a judicially developed business judgment rule (based on which Swiss courts exercise restraint in reviewing business decisions of a company’s board of directors); at least as long as no special statutory duties of the Board of Directors are triggered, such as by the Company’s overall indebtedness or liquidity situation.

Indemnification of Directors and Officers; Insurance. Based on the interpretation of leading Swiss legal scholars, we believe that, under Swiss law, the Company may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Our Articles of Association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Company to the fullest extent allowed by law. Under our Articles of Association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the Company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Company may obtain such insurance from one or more third-party insurers or captive insurance companies. Upon the completion of the Continuation, the Company entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement, as well as include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that the Company will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he was acting in the best interests of the Company and, in addition, with respect to any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification. The disinterested members of the Board of Directors or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the Board of Directors or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and the Company has the burden of proof in seeking to overcome such presumption.

If the Board of Directors or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his right to indemnification under such agreement.

Limitation of Liability of Directors. Swiss law does not permit a company to exempt any member of its Board of Directors from any liability for damages suffered by the company, the shareholders, or the company’s creditors caused by intentional or negligent violation of that director’s duties. However, the general meeting of shareholders may pass a resolution discharging the members of the Board of Directors from liability for certain limited actions. Such release is effective only for facts that have been disclosed to the shareholders and only vis-à-vis the Company and those shareholders who have consented to the resolution, or who acquired shares subsequently with knowledge of the resolution.

Conflicts of Interest

Under the Swiss Code of Obligations, a director is required to safeguard the interests of the company and to adhere to a duty of loyalty and a duty of care. The Swiss Code of Obligations expressly requires members of the Board of Directors to inform each other immediately and fully of any conflicts of interest affecting them. It is then the responsibility of the Board of Directors to take the measures necessary to safeguard the interests of the Company. Generally, a material conflict of interest disqualifies that director from participating in any board discussions and decisions affecting his or her interest. Breach of these principles may also entail personal liability of the directors to the company. In addition, the Swiss Code of Obligations requires a director to return to the company payments made to such director if such payments were not made on an arm’s length basis, or if the recipient of the payment was acting in bad faith. The Board of Directors has and will maintain written policies with respect to conflict of interest and related person transactions pursuant to which such transactions are reviewed, approved or ratified.

Repurchase of Ordinary Shares

The Swiss Code of Obligations limits a company’s ability to hold or repurchase its own Ordinary Shares. The Company and its group companies may only repurchase shares if and to the extent that there are sufficient distributable profits from the previous fiscal years, or if the Company has freely distributable reserves, including out of capital contribution reserves. The aggregate par value of all Ordinary Shares held by the Company and its group companies may not exceed 10% of the share capital. However, the Company may repurchase its own Ordinary Shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders (including as part of the capital band provision included in our Articles of Association) authorizing the Board of Directors to repurchase Ordinary Shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any Ordinary Shares repurchased pursuant to such an authorization will then be cancelled either upon the approval of shareholders holding a simple majority of votes cast at a general meeting (whereby abstentions, broker non-votes, blank, or invalid ballots shall be disregarded for purposes of establishing the majority) or, if the authorization is contained in the capital band provision of our Articles of Association, upon the Board of Directors effecting the cancellation based on the authority granted to it in the capital band provision. Repurchased Ordinary Shares held by the Company or its group companies do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares.

Borrowing - Issuance of Debt Securities

Neither Swiss law nor our Articles of Association will in any way restrict our power to borrow and raise funds. The decision to borrow funds, including the issuance of debt securities, is made by or under the direction of the Board of Directors. A shareholders’ resolution will not be required.

Notices

Notices to shareholders are validly made by publication in the Swiss Official Commercial Gazette (Schweizerisches Handelsamtsblatt). Invitations to general meetings of shareholders of the Company may also be made solely by way of publication of a proxy statement (or amendments or supplements thereto) filed with the SEC, HKEx and SSE. We will provide notices to shareholders in English and Chinese.

Duration; Dissolution; Rights upon Liquidation

The duration of the Company is unlimited. The Company may be dissolved at any time with the approval of a majority of two-thirds of the votes present or represented at a general meeting. Dissolution by court order is possible if the Company becomes bankrupt, or for cause at the request of shareholders holding at least 10% of the share capital of the Company. Under Swiss law, any surplus arising out of liquidation, after the settlement of all claims of all creditors, will be distributed to shareholders in proportion to the paid-up par value of Ordinary Shares held, with the difference between the par value plus qualifying capital contributions reserves and the amount of the distribution being subject to Swiss withholding tax of 35%, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Ordinary Shares carry no privilege with respect to such liquidation surplus.

Statutory Auditors

Ernst & Young AG, Zurich, Switzerland, is our statutory auditor and provide related audit services. The Board of Directors is authorized to fix the remuneration of Ernst & Young AG. Our shareholders must elect our statutory auditor at each annual general meeting of shareholders.

Limitations Affecting Shareholders

Exchange Control - Under current Swiss exchange control regulations, there are no limitations on the amount of payments that may be remitted by a Swiss company to non-residents, other than under government sanctions imposed on Belarus, Burundi, Central African Republic, Côte d’Ivoire, Democratic Republic of Congo, Guatemala, Guinea, Guinea-Bissau, Haiti, Islamic Republic of Iran, Liberia, Libya, Moldova, Myanmar, Nicaragua, North Korea, Republic of Iraq, Republic of Mali, Republic of South Sudan, Somalia, Sudan, Syria, the situation in Ukraine, Venezuela, Yemen, certain persons of the former Federal Republic of Yugoslavia, Zimbabwe, and on persons or organizations with terrorist links.

Description of American Depositary Shares

American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. Citibank, N.A. (“Citibank”) acts as the depositary bank for the ADSs. The ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs” that are issued by the depositary bank. The depositary bank typically appoints a custodian to safe-keep the securities on deposit. In this case, the custodian is Citibank, N.A. – Hong Kong, presently located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary bank pursuant to the Amended and Restated Deposit Agreement (the “A&R Deposit Agreement”) on May 27, 2025, which amended and restated the Deposit Agreement dated February 5, 2016, as amended by Amendment No. 1 dated as of April 11, 2016, in its entirety. A copy of the A&R Deposit Agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the A&R Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-286725 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

General

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, 13 Ordinary Shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Ordinary Share ratio by amending the A&R Deposit Agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will, under the terms of the A&R Deposit Agreement, be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the A&R Deposit Agreement.

ADS holders are a party to the A&R Deposit Agreement and therefore are bound to its terms and to the terms of any ADR that represents the ADSs. The A&R Deposit Agreement and the ADR specify our rights and obligations as well as ADS holders’ rights and obligations and those of the depositary bank. ADS holders appoint the depositary bank to act on their behalf in certain circumstances. The A&R Deposit Agreement and the ADRs are governed by New York State law. However, our obligations to the holders of Ordinary Shares continue to be governed by the laws of Switzerland, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require ADS holders to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. ADS holders are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of ADS holders to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

We will not treat ADS holders as one of our shareholders, and ADS holders will not have direct shareholder rights. The depositary bank will hold the shareholder rights attached to the Ordinary Shares underlying the ADSs. ADS holders will be able to exercise the shareholder rights for the Ordinary Shares represented by their ADSs through the depositary bank only to the extent contemplated in the A&R Deposit Agreement. To exercise any shareholder rights not contemplated in the A&R Deposit Agreement, ADS holders will need to arrange for the cancellation of their ADSs and become a direct shareholder.

The manner in which ADS holders own and/or hold ADSs (e.g., in a brokerage account vs. as registered holders on the ADS register maintained by the Depositary), the type of ADSs held (e.g., freely transferable ADSs vs. restricted ADSs, and/or full entitlement ADSs vs. partial entitlement ADSs), the timeframe of issuance and ownership of ADSs (e.g., as of an ADS record date vs. before and/or after an ADS record date), and the number of ADSs held may affect a holder’s rights and obligations (including, without limitation, the ADS fees payable), and the manner in which, and the extent to which, the depositary bank’s services are made available to the holder, in each case pursuant to the terms of the A&R Deposit Agreement. ADS holders may hold ADSs either by means of an ADR registered in their name, through a brokerage or safekeeping account, or through an account established by the depositary bank in their name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If ADS holders decide to hold ADSs through a brokerage or safekeeping account, they must rely on the procedures of the broker or bank to assert their rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit ADS holders’ ability to exercise their rights as an owner of ADSs. ADS holders should consult with their broker or bank on any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC.

The registration of the Ordinary Shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable Ordinary Shares with the beneficial ownership rights and interests in such Ordinary Shares being at all times vested with the beneficial owners of the ADSs representing the Registered

Shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

Holders of ADSs generally have the right to receive the distributions we make on the securities deposited with the custodian. Receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the A&R Deposit Agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Switzerland.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the A&R Deposit Agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Ordinary Shares

Whenever we make a free distribution of Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Ordinary Shares deposited or modify the ADS-to-Ordinary Shares ratio, in which case each ADS will represent rights and interests in the additional Ordinary Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Ordinary Shares ratio upon a distribution of Ordinary Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the A&R Deposit Agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Ordinary Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Ordinary Shares received upon the terms described in the A&R Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Ordinary Shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the A&R Deposit Agreement (such as opinions to address the lawfulness of the transaction). ADS holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of their rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Ordinary Shares other than in the form of ADSs.

The depositary bank will not distribute the rights to ADS holders if:

•	We do not timely request that the rights be distributed to such holder or we request that the rights not be distributed to such holder; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to an ADS holder. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to an ADS holder only if it is reasonably practicable and if we have provided all of the documentation contemplated in the A&R Deposit Agreement. In such case, the depositary bank will establish procedures to enable the ADS holder to elect to receive either cash or additional ADSs, in each case as described in the A&R Deposit Agreement.

If the election is not made available to an ADS holder, such holder will receive either cash or additional ADSs, depending on what a shareholder in Switzerland would receive upon failing to make an election, as more fully described in the A&R Deposit Agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Ordinary Shares or rights to subscribe for additional Ordinary Shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to ADS holders. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to ADS holders and if we provide to the depositary bank all of the documentation contemplated in the A&R Deposit Agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the A&R Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to ADS holders and will sell the property if:

•	We do not request that the property be distributed to ADS holders or if we request that the property not be distributed to ADS holders; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to ADS holders is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the A&R Deposit Agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the A&R Deposit Agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. ADS holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

The Ordinary Shares held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, the ADSs would, to the extent permitted by law and the A&R Deposit Agreement, represent the right to receive the property received or exchanged in respect of the Ordinary Shares held on deposit. The depositary bank may in such circumstances deliver new ADSs, amend the A&R Deposit Agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Ordinary Shares. If the depositary bank may not lawfully distribute such property to the ADS holders, the depositary bank may sell such property and distribute the net proceeds to ADS holders as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary bank may create ADSs upon the deposit Ordinary Shares with the custodian. The depositary bank will deliver these ADSs to the person such ADS holder indicates only after payment of any applicable issuance fees and any charges and taxes payable for the transfer of the Ordinary Shares to the custodian. The ability to deposit Ordinary Shares and receive ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Ordinary Shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When Ordinary Shares are deposited with the depositary bank, the shareholder will be responsible for transferring good and valid title to the depositary bank. As such, the shareholder will be deemed to represent and warrant that:

•	The Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Ordinary Shares have been validly waived or exercised.

•	The shareholder is duly authorized to deposit the Ordinary Shares.

•	The Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the A&R Deposit Agreement).

•	The Ordinary Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at the shareholder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split Up of ADRs

ADR holders will be entitled to transfer, combine or split up the ADRs and the ADSs evidenced thereby. For transfers of ADRs, holders will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the A&R Deposit Agreement upon the transfer of ADRs.

To have ADRs either combined or split up, a holder must surrender the ADRs in question to the depositary bank with a request to have them combined or split up, and must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the A&R Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

ADS holders will be entitled to present the ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Ordinary Shares at the custodian’s offices. The ability to withdraw the Ordinary Shares held in respect of the ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of withdrawal. In order to withdraw the Ordinary Shares represented by ADSs, holders will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Ordinary Shares. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the A&R Deposit Agreement.

The depositary bank may ask holders holding ADSs in their name to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel the ADSs. The withdrawal of the Ordinary Shares represented by the ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

ADS holders will have the right to withdraw the securities represented by the ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the Ordinary Shares or ADSs are closed, or (ii) Ordinary Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The A&R Deposit Agreement may not be modified to impair ADS holders’ rights to withdraw the securities represented by the ADSs except to comply with mandatory provisions of law.

Voting Rights

ADS holders generally have the right under the A&R Deposit Agreement to instruct the depositary bank to exercise the voting rights for the Ordinary Shares represented by the ADSs. See “— Description of Swiss Share Capital.”

At our request, the depositary bank will distribute to ADS holders any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the A&R Deposit Agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure ADS holders that they will receive voting materials in time to enable the return of voting instructions to the depositary bank in a timely manner.

Fees and Charges

ADS holders will be required to pay the following fees (some of which may be cumulative) under the terms of the A&R Deposit Agreement:

Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Ordinary Shares, upon a change in the ADS(s)-to-Ordinary Shares ratio, ADS conversions, or for any other reason, excluding ADS issuances as a result of distributions of Ordinary Shares)	Up to US$0.05 per ADS issued
Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Ordinary Shares ratio, ADS conversions, upon termination of the A&R Deposit Agreement, or for any other reason)	Up to US$0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held
Distribution of financial instruments, including, without limitation, securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off and contingent value rights)	Up to US$0.05 per ADS held
ADS Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to US$0.05 per ADS (or fraction thereof) transferred
Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the A&R Deposit Agreement) into freely transferable ADSs, and vice versa) or conversion of ADSs for unsponsored American Depositary Shares (e.g., upon termination of the A&R Deposit Agreement).	Up to US$0.05 per ADS (or fraction thereof) converted

ADS holders will also be responsible to pay certain charges (some of which may be cumulative) such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	the registration fees as may from time to time be in effect for the registration of Ordinary Shares on the share register and applicable to transfers of Ordinary Shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•	the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to Ordinary Shares, ADSs and ADRs;

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program; and

•	the amounts payable to the Depositary by any party to the A&R Deposit Agreement pursuant to any ancillary agreement to the A&R Deposit Agreement in respect of the ADR program, the ADSs, and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs is charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the A&R Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. The fees and charges ADS holders are required to pay may vary over time and may be changed by us and by the depositary bank. ADS holders will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time. Any failure by us to timely pay any fees, charges and reimbursements of the depositary bank for which we are responsible pursuant to the A&R Deposit Agreement, or any ancillary agreement between us and the depositary bank, may suspend the obligation of the depositary bank to provide the services contemplated in the A&R Deposit Agreement at our expense (including services being made available to ADS holders), and the depositary bank shall have no obligation to provide any such services made available at our expense (including services being made available to ADS holders) unless and until we have made payment in full.

Amendments and Termination

We may agree with the depositary bank to modify the A&R Deposit Agreement at any time without the consent of the ADS holders. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the A&R Deposit Agreement. We will not consider to be materially prejudicial to the substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, we may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

ADS holders will be bound by the modifications to the A&R Deposit Agreement if they continue to hold ADSs after the modifications to the A&R Deposit Agreement become effective. The A&R Deposit Agreement cannot be amended to prevent ADS holders from withdrawing the Ordinary Shares represented by ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the A&R Deposit Agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the A&R Deposit Agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, rights under the A&R Deposit Agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until the cancellation of ADSs is requested) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the A&R Deposit Agreement, the depositary bank may make available to owners of ADSs a means to withdraw the Ordinary Shares represented by ADSs and to direct the depositary bank of such Ordinary Shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the A&R Deposit Agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. ADS holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the A&R Deposit Agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The A&R Deposit Agreement limits our obligations and the depositary bank’s obligations to ADS holders, as outlined below:

•	We and the depositary bank are obligated only to take the actions specifically stated in the A&R Deposit Agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the A&R Deposit Agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to ADS holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Ordinary Shares, for the validity or worth of the Ordinary Shares, for any financial transaction entered into by any person in respect of the ADSs or any Deposited Property, for any tax consequences that result from the ownership of, or any transaction involving, ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the A&R Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the A&R Deposit Agreement.

•	We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the A&R Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the A&R Deposit Agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Ordinary Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Ordinary Shares but is not, under the terms of the A&R Deposit Agreement, made available to ADS holders.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the A&R Deposit Agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the A&R Deposit Agreement.

•	Nothing in the A&R Deposit Agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and the ADS holder.

•	Nothing in the A&R Deposit Agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the A&R Deposit Agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

•	We and the depositary bank disclaim any liability for the manner in which ADS holders elect to own and/or hold ADSs (e.g., in a brokerage account vs. as registered holder on the register of ADSs maintained by the depositary bank), the type of ADSs elected to hold or own (e.g., freely transferable ADSs vs. restricted ADSs, and/or full entitlement ADSs vs. partial entitlement ADSs), or the timeframe of issuance and ownership of ADSs (e.g., as of an ADS record date vs. before and/or after an ADS record date).

As the above limitations relate to our obligations and the depositary bank’s obligations to ADS holders under the A&R Deposit Agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred under the A&R Deposit Agreement before the cancellation of the ADSs and the withdrawal of the Ordinary Shares, and such limitations would most likely not apply to ADS holders who withdraw the Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Ordinary Shares and not under the A&R Deposit Agreement.

In any event, ADS holders will not be deemed, by agreeing to the terms of the A&R Deposit Agreement, to have waived our or the depositary bank’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, ADS holders cannot waive our or the depositary bank’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

ADS holders will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. ADS holders will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on an ADS holder’s behalf. However, ADS holders may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. ADS holders are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for a holders’ benefit.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the A&R Deposit Agreement. ADS holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The A&R Deposit Agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Ordinary Shares (including Ordinary Shares represented by ADSs) are governed by the laws of Switzerland.

AS A PARTY TO THE A&R DEPOSIT AGREEMENT, ADS HOLDERS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE A&R DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The A&R Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary bank arising out of or relating to our Ordinary Shares, the ADSs or the A&R Deposit Agreement, including any claim under U.S. federal securities laws. If we or the depositary bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, ADS holders will not be deemed, by agreeing to the terms of the A&R Deposit Agreement, to have waived our or the depositary bank’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Conversion Between ADSs and Ordinary Shares

Our register for unlisted Ordinary Shares will be maintained by Computershare Switzerland Ltd. as our share registrar in Switzerland, and our register of members holding shares listed on the HKEx and shares represented by the ADSs (other than shares represented by restricted ADSs) will be maintained by Computershare Hong Kong in Hong Kong.

Computershare Hong Kong would register the subscription, purchase or transfer of shares in the name of any particular holder upon receipt of duly executed instruction letter, together with the requisite forms and supporting documents as required by Computershare Hong Kong.

Dealings and Settlement

Dealings in our shares on the HKEx and our ADSs on the Nasdaq are conducted in Hong Kong dollars and U.S. dollars, respectively. Our shares are traded on the HKEx in board lots of 100 shares.

The current transaction costs of dealings in our shares on the HKEx include a HKEx trading fee of 0.00565% (rounded to the nearest cent), a SFC transaction levy of 0.0027% (rounded to the nearest cent), a transfer deed stamp duty of HK$5.00 per transfer deed and ad valorem stamp duty on each of the buyer and the seller currently charged at the rate of 0.1% each of the consideration or, if higher, the market value of our shares transferred. The brokerage, if applicable, commission in respect of trades of shares on the HKEx is freely negotiable.

Investors in Hong Kong must settle their trades executed on the HKEx through their brokers directly or through custodians. For an investor in Hong Kong who has deposited his shares in his stock account or in his designated CCASS Participant’s stock account maintained with the Central Clearing and Settlement System (“CCASS”) established and operated by Hong Kong Securities Clearing Company Limited, a wholly-owned subsidiary of Hong Kong Exchanges and Clearing Limited (“HKSCC”), settlement will be effected in CCASS in accordance with the General Rules of CCASS and CCASS Operational Procedures in effect from time to time. For an investor who holds the physical certificates, settlement certificates and the duly executed transfer forms must be delivered to his broker or custodian before the settlement date.

An investor may arrange with his broker or custodian on a settlement date in respect of his trades executed on the HKEx. Under the HK Listing Rules and the General Rules of CCASS and CCASS Operational Procedures in effect from time to time, the date of settlement must be the second business day (a day on which the settlement services of CCASS are open for use by CCASS Participants) following the trade date (T+2). For trades settled under CCASS, the General Rules of CCASS and CCASS Operational Procedures in effect from time to time provided that the defaulting broker may be compelled to compulsorily buy-in by HKSCC the day after the date of settlement (T+3), or if it is not practicable to do so on T+3, at any time thereafter. HKSCC may also impose fines from T+2 onwards.

The CCASS stock settlement fee payable by each counterparty to a HKEx trade is currently 0.002% of the gross transaction value subject to a minimum fee of HK$2.00 and a maximum fee of HK$100.00 per trade.

Depositary

The depositary for our ADSs is Citibank (the “Depositary”), whose office is located at 388 Greenwich Street, New York, New York 10013, United States. The certificated ADSs are evidenced by ADRs that are issued by the Depositary.

Each ADS represents ownership interests in 13 Ordinary Shares, and any and all securities, cash or other property deposited with the Depositary in respect of such shares but not distributed to ADS holders. For a discussion of our ADSs and ADS holder rights see “Description of American Depository Shares” above.

We do not treat ADS holders as shareholders, and ADS holders have no shareholder rights. Swiss law governs shareholder rights. As the Depositary actually holds the legal title to our shares represented by ADSs (through the Depositary’s Custodian (as defined below)), ADS holders must rely on it to exercise the rights of a shareholder. The obligations of the Depositary are set out in the deposit agreement, as amended, among us, Citibank, N.A. and our ADS holders and beneficial owners from time to time (the “Deposit Agreement”). The Deposit Agreement and the ADRs evidencing ADSs are governed by the law of the State of New York.

Transfer of Shares to Hong Kong Share Register

All of our shares were originally registered on the principal register of members in Switzerland. For the purposes of trading on the HKEx, the shares listed on the HKEx had to be registered in the Hong Kong share register. In order to facilitate the investors with a more timely and cost-effective conversion process from ADSs to HKEx listed shares, the shares represented by the ADSs that are unrestricted ADSs were removed from the principal share register in Switzerland and entered into the Hong Kong share register on or around May 27, 2025.

ADSs are quoted for trading on the Nasdaq. An investor who holds shares and wishes to trade ADSs on the Nasdaq must deposit or have his broker deposit with Citibank, N.A. Hong Kong, as custodian of the Depositary (the “Depositary’s Custodian”), shares, or evidence of rights to receive shares, so as to receive the corresponding ADSs as described below.

Withdrawal from and Deposit into the ADS Program

A deposit of the shares into the ADS program involves the following procedures:

1.	If the shares are held outside CCASS, the investor shall arrange to deposit his shares into CCASS for delivery to the Depositary’s account with the Depositary’s Custodian within CCASS, submit and deliver a request for conversion form to the Depositary’s Custodian and after duly completing and signing such conversion form, deliver such conversion form to the Depositary’s Custodian. If the shares have been deposited with CCASS, the investor must transfer the shares to the Depositary’s account with the Depositary’s Custodian within CCASS by following the CCASS procedures for transfer and submit and deliver a the duly completed and signed conversion form to the Depositary.

2.	Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will issue the corresponding number of ADSs in the name(s) requested by an investor and will deliver the ADSs to the designated DTC account of the person(s) designated by an investor.

Under normal circumstances, step (1) to (2) generally require two business days for shares deposited in CCASS, or 14 business days, or more, as necessary for shares held outside CCASS in physical form, to complete.

If an investor who holds ADSs wishes to trade shares on the HKEx, he must withdraw shares from the ADS program and cause his broker or other financial institution to trade such shares on the HKEx. A withdrawal of shares from the ADS program involves the following procedures:

1.	To withdraw shares from the ADS program, an investor who holds ADSs may turn in such ADSs at the office of the Depositary (and the applicable ADR(s) if the ADSs are held in certificated form), and send an instruction to cancel such ADSs to the Depositary. An investor has the right to cancel ADSs and withdraw the underlying shares at any time except when temporary delays arise because the Depositary has closed its transfer books in connection with voting at a shareholders’ meeting or the payment of dividends; when the investor or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities; or at any other times when the Depositary or we consider it advisable.

2.	Upon payment or net of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will instruct the Depositary’s Custodian to deliver the shares underlying the cancelled ADSs to the CCASS account designated by the investor and any other deposited securities underlying the cancelled ADSs to or for the account of such investor. Regarding deposited property, other than shares, which underlie ADSs, our Company currently has no plans to distribute any such property or cause such property to be deposited into the ADS program. The Deposit Agreement, however, contains provisions to address any such distribution in case it should arise. In summary, the Deposit Agreement provides that the Depositary will send to ADS holders any such property our Company distributes on deposited shares by any means it thinks is lawful and reasonably practicable. If it cannot make the distribution in that way, the depositary shall endeavor to sell what our Company distributed and distribute the net proceeds. If it is unable to sell such property, the Depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration and the investors shall have no rights thereto or arising therefrom. The Depositary is not required to distribute any property to ADS holders unless it receives satisfactory evidence from our Company that it is legal to make that distribution. Subject to the Listing Rules and any other applicable legal requirements, a distribution of securities other than shares could possibly include equity securities of a different class from the shares, debt securities or equity or debt securities of a third party. It is expected that such securities, if distributed to an ADS holder, would not be in the form of shares tradable on HKEx.

3.	Upon the withdrawal of shares from the ADS program and following payment of all fees, taxes and charges, investors can instruct the Depositary, who will in turn instruct the Depositary’s Custodian, to deliver the shares tradable on HKEx into a CCASS participant stock account. If investors prefer to receive the shares outside CCASS, they must receive the shares in CCASS first and arrange for withdrawal from CCASS. Investors can then obtain a transfer form signed by HKSCC Nominees Limited (as the transferor) and register the shares in their own names with Computershare Hong Kong.

Under normal circumstances, step (1) to (3) generally require two business days for shares to be received inside CCASS, or 14 business days, or more, as necessary for shares received outside CCASS in physical form, to complete.

Before the Depositary will issue or register a transfer of an ADS or make a distribution on an ADS, or permit withdrawal of shares, the Depositary may require:

1.	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

2.	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver, transfer, or register issuances, transfers and cancellations of ADSs generally when the transfer books of the Depositary or Computershare Hong Kong is closed or at any time if the Depositary or we determine it advisable to do so.

All costs attributable to the transfer of shares to effect a withdrawal from or deposit of shares into the ADS program shall be borne by the shareholder requesting the transfer. In particular, holders of shares and ADSs should note that Computershare Hong Kong will charge between HK$2.50 to HK$20 (or such higher fee as may from time to time be permitted under the Listing Rules) for each transfer of shares from one registered owner to another, each share certificate cancelled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong. In addition, holders of shares and ADSs must pay up to US$5.00 (or less) per 100 ADSs for each issuance of ADSs and each cancellation of ADSs, as the case may be, in connection with the deposit of shares into, or withdrawal of shares from, the ADS program.

For illustrative purposes, a holder of shares who wishes to deposit 1,300 shares into the ADS program would incur a maximum charge of US$5.00 for the issuance to the holder of 100 ADSs and between HK$2.50 to HK$20 (or such higher fee as may from time to time be permitted under the Listing Rules) for each share certificate transferred from the holder to the Depositary’s Custodian with respect to the 1,300 shares. Conversely, a holder of ADSs who wishes to withdraw 1,300 shares from the ADS program in exchange for 100 ADSs being cancelled would incur similar charges. In addition to the above, holders of shares and ADSs may also have to pay any applicable fee as stated in the share transfer forms used in Hong Kong and any related brokerage commission.

If you hold “Restricted ADSs,” the withdrawal of the corresponding shares upon presentation of the “Restricted ADSs” for cancellation is subject to special procedures, the details of which may be obtained from the Company or the Depositary. The registration of issuances and transfers of shares represented by “Restricted ADSs” is in the charge of Computershare Switzerland Ltd., our share registrar in Switzerland.

Upon the withdrawal of shares from the ADS program and following payment of all fees, taxes and charges, investors can instruct the Depositary, who will in turn instruct the Depositary’s Custodian, to deliver the shares tradable on HKEx into a CCASS participant stock account. If investors prefer to receive the shares outside the CCASS, they must receive the shares in CCASS first and arrange for withdrawal from CCASS. Investors can then obtain a transfer form signed by HKSCC Nominees Limited (as the transferor) and register the shares in their own names with Computershare Hong Kong.

TAXATION

The following is a summary of the material Switzerland, PRC and United States federal income tax consequences relevant to an investment in the ADSs and Ordinary Shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Switzerland, the People’s Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the ADSs and Ordinary Shares.

Switzerland Taxation

Swiss Income Tax on Dividends and Similar Distributions.

Swiss Holders: An individual who is a Swiss resident who receives dividends and similar distributions (including stock dividends and liquidation proceeds in excess of the par value and respectively in excess of the qualifying Paid-in-Capital if certain conditions are met of the shares) from us is required to include such amounts in his/her personal income tax return for federal, cantonal and communal income tax purposes and owes income tax on any taxable income, including these amounts. In the case of Swiss-resident entities, the profit from the shares is included in their income statement to which the corporate income tax applies. Companies and cooperatives or Swiss permanent establishments of non-Swiss companies or cooperatives may, under certain circumstances benefit from a participation relief.

Non-Swiss Holders: A non-Swiss holder will not be subject to Swiss income taxes on dividend income and similar distributions in respect of the Company’s shares, unless the shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder. However, dividends and similar distributions are subject to Swiss withholding tax. See “— Swiss Withholding Tax — Distributions to Shareholders” below.

Swiss Wealth Tax.

Swiss Holders: The holding of shares by a Swiss resident individual is usually subject to cantonal and communal wealth tax provided that the applicable tax-free allowances are exceeded. No wealth tax is due on federal level.

Non-Swiss Holders: A non-Swiss holder will not be subject to Swiss wealth taxes unless the holder’s shares of the Company are attributable to a permanent establishment, or a fixed place of business maintained in Switzerland by such non-Swiss holder.

Swiss Capital Gains Tax upon Disposal of the Company’s Shares.

Swiss Holders: A Swiss resident individual who holds shares as part of his private assets will generally not be subject to any Swiss federal, cantonal or communal income taxation on gains realized upon the sale or other disposal of shares. Swiss-resident corporate entities and individuals who hold our shares as part of business assets are required to recognize capital gains or losses on the sale of shares in their income statement and are subject to Swiss corporate income taxation on any net taxable income for such taxation period. This also applies to individuals who, for income tax purposes, are considered to engage in securities trading professionally.

Non-Swiss Holders: A non-Swiss holder will not be subject to Swiss income taxes for capital gains unless the holder’s shares are attributable to a permanent establishment, or a fixed place of business maintained in Switzerland by such non-Swiss holder. In such case, the non-Swiss holder is required to recognize capital gains or losses on the sale of such shares, which will be subject to cantonal, communal, and federal income tax.

Swiss Withholding Tax — Distributions to Shareholders. A Swiss withholding tax of 35% is due on dividends and similar distributions to the Company’s shareholders from the Company out of available earnings or other non-qualifying reserves for withholding tax purposes, regardless of the place of residency of the shareholder (subject to the exceptions discussed under “— Exemption from Swiss Withholding Tax - Distributions to Shareholders” below). The Company will be required to withhold at such rate and remit on a net basis any payments made to a holder of the Company’s shares and pay such withheld amounts to the Swiss Federal Tax Administration. Please see “— Refund of Swiss Withholding Tax on Dividends and Other Distributions” below.

Exemption from Swiss Withholding Tax — Distributions to Shareholders. Distributions to shareholders in relation to a reduction of par value and distributions to shareholders out of qualifying capital contribution reserves recognized by the Swiss Federal Tax Administration are exempt from the Swiss withholding tax. The Company expects to pay distributions out of qualifying capital contribution reserves recognized by the Swiss Federal Tax Administration for the foreseeable future, and as a result, any such distributions to shareholders will be exempt from the Swiss withholding tax. The Company currently has qualifying capital contribution reserves in the amount of approximately US$13.8 billion available for distribution not subject to Swiss withholding tax.

Repurchases of Shares. Repurchases of shares for the purposes of capital reduction are treated as a partial liquidation subject to the 35% Swiss withholding tax. However, for shares repurchased for capital reduction, the portion of the repurchase price attributable to the par value and to the qualifying contribution reserves recognized by the Swiss Federal Tax Administration of the shares repurchased will not be subject to the Swiss withholding tax. The Company would be required to withhold at such rate the tax from the difference between the repurchase price and the related amount of par value and qualifying contribution reserves. The Company would be required to remit on a net basis the purchase price with the Swiss withholding tax deducted to a holder of the Company’s shares and pay the withholding tax to the Swiss Federal Tax Administration.

With respect to the refund of Swiss withholding tax from the repurchase of shares, see “— Refund of Swiss Withholding Tax on Dividends and Other Distributions” below.

The repurchase of shares for purposes other than capital reduction, such as to retain as treasury shares for use in connection with equity incentive plans, convertible debt or other instruments within certain periods, will generally not be subject to Swiss withholding tax.

Refund of Swiss Withholding Tax on Dividends and Other Distributions.

Swiss Holders: A Swiss tax resident, corporate or individual, can recover the withholding tax in full if such resident is the beneficial owner of the Company’s shares at the time the dividend or other distribution becomes due and provided that such resident reports the gross distribution received on such resident’s income tax return, or in the case of an entity, includes the taxable income in such resident’s income statement, in accordance with statutory law requirements.

Non-Swiss Holders: If the shareholder that receives a distribution from the Company is not a Swiss tax resident, does not hold the Company’s shares in connection with a permanent establishment or a fixed place of business maintained in Switzerland, and resides in a country that has concluded a treaty for the avoidance of double taxation with Switzerland for which the conditions for the application and protection of and by the treaty are met, then the shareholder may be entitled to a full or partial refund of the withholding tax described above. You should note that the procedures for claiming treaty refunds (and the time frame required for obtaining a refund) may differ from country to country.

Switzerland has entered into bilateral treaties for the avoidance of double taxation with respect to income taxes with currently over 100 jurisdictions, including the United States, whereby under certain circumstances all or part of the withholding tax may be refunded or credited against tax paid in the country of residence.

Obtaining a Refund of Swiss Withholding Tax for U.S. Holders

The Swiss-U.S. tax treaty provides that U.S. residents eligible for benefits under the treaty can seek a refund of the Swiss withholding tax on dividends for the portion exceeding 15% (leading to a refund of 20%) or a 100% refund in the case of qualified pension funds. Please refer to the discussion under “- United States Taxation” for applicability of U.S. foreign tax credits for any net withholding taxes paid.

As a general rule, the refund will be granted under the treaty if the U.S. resident can show evidence of:

•	beneficial ownership,

•	U.S. residency, and

•	meeting the U.S.-Swiss tax treaty’s limitation on benefits requirements.

The claim for refund must be filed with the Swiss Federal Tax Administration (Eigerstrasse 65, 3003 Berne, Switzerland), not later than December 31 of the third year following upon the calendar year in which the dividend payments became due. The relevant Swiss tax form is Form 82C for companies, 82E for other entities and 82I for individuals. These forms can be obtained from any Swiss Consulate General in the United States or from the Swiss Federal Tax Administration at the address mentioned above or online. Each form needs to be filled out in triplicate, with each copy duly completed and signed before a notary public in the United States. You must also include evidence that the withholding tax was withheld at the source.

Subject to applicable laws and regulations, this may also apply to other shareholders that are entitled to a dividend withholding tax rate lower than the Swiss withholding tax rate under the tax treaties between the shareholders’ own tax residency jurisdictions and Switzerland.

Swiss Transfer Stamp Tax in Relation to the Transfer of the Company’s Shares

The purchase or sale of the Company’s shares may be subject to Swiss federal stamp taxes on the transfer of securities irrespective of the place of residency of the purchaser or seller if the transaction takes place through or with a Swiss bank or other Swiss securities dealer, as those terms are defined in the Federal Stamp Tax Act of 1973 and no exemption applies in the specific case. If a purchase or sale is not entered into through or with a Swiss bank or other Swiss securities dealer, then no stamp tax will be due.

The applicable stamp tax rate is 0.075% for each of the two parties to a transaction and is calculated based on the purchase price or sale proceeds. If the transaction does not involve cash consideration, the transfer stamp duty is computed on the basis of the market value of the consideration. The Swiss banks and securities dealers are responsible for levying such securities transfer tax.

People’s Republic of China Taxation

We are a corporation organized under the laws of Switzerland and we may gain income by way of dividends from our PRC subsidiaries in the future. The Enterprise Income Tax Law (“EIT Law”) and its implementation rules, both of which became effective on January 1, 2008 and were most recently amended on December 29, 2018 and December 6, 2024, respectively, provide that China sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-PRC enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a lower withholding tax rate for which the foreign investor is eligible.

Under the EIT Law, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for PRC enterprise income tax purposes. The implementation rules of the EIT Law define “de facto management body” as a managing body that exercises substantial and overall management and control over the production and operations, personnel, accounting and properties of an enterprise. In addition, the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprise as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) issued by the State Administration of Taxation, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defines Chinese-controlled offshore incorporated enterprise as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although the Company does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of Circular 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in Circular 82 to evaluate the tax residence status of the Company and its subsidiaries organized outside the PRC.

•	According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met:

•	the primary location of the enterprise’s senior executives of the day-to-day operational management and senior management departments performing their duties is in the PRC;

•	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

•	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder meeting minutes are located or maintained in the PRC; and

•	50% or more of voting board members or senior executives habitually reside in the PRC.

Currently, some of the members of our management team are located in China. However, we do not believe that we meet all of the conditions outlined in the immediately preceding paragraph. The Company and its offshore subsidiaries are incorporated outside the PRC. As a holding company, our key assets and records, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. We are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that the Company and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (1) if the enterprise that distributes dividends is domiciled in the PRC or (2) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders or ADS holders, as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs, may be regarded as China-sourced income. As a result dividends paid to non-PRC resident enterprise ADS holders or shareholders may be subject to PRC withholding tax at a rate of up to 10% (or 20% in the case of non-PRC individual ADS holders or shareholders) and gains realized by non-PRC resident enterprise ADS holders or shareholders from the transfer of our Ordinary Shares or ADSs may be subject to PRC tax at a rate of 10% (or 20% in the case of non-PRC individual ADS holders or shareholders). It is also unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

Hong Kong Taxation

In connection with the Hong Kong public offering in 2018, we have established a branch register of members in Hong Kong (the “Hong Kong share register”). Dealings in our Ordinary Shares registered on our Hong Kong share register will be subject to Hong Kong stamp duty. The stamp duty is charged to each of the seller and purchaser at the current ad valorem rate of 0.1% of the consideration for, or (if greater) the market value of, our Ordinary Shares transferred. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of our Ordinary Shares. In addition, a fixed duty of HK$5.00 is charged on each instrument of transfer (if required).

To facilitate ADS-Ordinary Share conversion and trading between the Nasdaq and the Hong Kong Stock Exchange, we also moved a portion of our issued Ordinary Shares from our Cayman share register to our Hong Kong share register. It is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs constitutes a sale or purchase of the underlying Hong Kong-registered Ordinary Shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. See “Risk Factors—Risks Related to Our American Depositary Shares and Ordinary Shares—Dealings in ordinary shares registered in our Hong Kong register of members will be subject to Hong Kong stamp duty. There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of the ADSs.” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

Material United States Federal Income Tax Considerations

The following discussion is a summary of the United States federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares and ADSs acquired by a U.S. Holder (as defined below) pursuant to this offering as of the date of this prospectus. Except where noted, this summary deals only with U.S. Holders that will hold such Ordinary Shares and ADSs as capital assets (generally, property held for investment) for U.S. federal income tax purposes. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. Holder.

This summary does not describe all of the United States federal income tax consequences that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a pension plan;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our Ordinary Shares or ADSs in connection with a trade or business outside the United States;

•	a person holding our Ordinary Shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of tax accounting;

•	a person who owns or is deemed to own 10% or more of our voting stock or 10% or more of our value;

•	a partnership or other pass-through entity for United States federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current (and, to the extent noted below, proposed) Treasury regulations, rulings and judicial decisions thereunder, and the income tax treaty between the United States and the PRC (the “Treaty”) as of the date of this prospectus, and such authorities may be replaced, revoked or modified, perhaps retroactively, and may be subject to differing interpretations which could result in United States federal income tax consequences different from those discussed below. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

As used herein, the term “U.S. Holder” means a beneficial owner of an Ordinary Share or ADS that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons has or have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds our Ordinary Shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding our Ordinary Shares or ADSs or a partner in such a partnership, you should consult your tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of our Ordinary Shares or ADSs.

This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances and does not address the Medicare tax imposed on certain net investment income or any state, local, foreign, gift, estate or alternative minimum tax considerations. If you are considering the purchase of our Ordinary Shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

ADSs

If you own ADSs, for United States federal income tax purposes, you will generally be treated as the beneficial owner of the underlying Ordinary Shares that are represented by such ADSs. The remainder of this discussion assumes that a holder of ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Ordinary Shares for ADSs will not be subject to United States federal income tax.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our Company, will be a “passive foreign investment company” (“PFIC”) for United States federal income tax purposes, if, in the case of any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly fair market value of its assets during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset, and certain unbooked intangible assets, such as goodwill associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, certain rents and royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

The determination of whether we will be or become a PFIC will depend, in part, on the composition of our income and assets. The determination may be affected by how, and how quickly, we use our liquid assets. If we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. In addition, the determination of whether we are or will become a PFIC for any taxable year will also depend in part upon the value of our goodwill and certain other unbooked intangible assets, which may depend upon the market price of our Ordinary Shares and ADSs from time-to-time (which may be volatile). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. Based upon the current and expected composition of our income and assets, we do not presently expect to be a PFIC for the current taxable year. However, because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. In addition, a U.S. Holder should be aware that we previously determined we were a PFIC for 2016.

If we are a PFIC for any year during which a U.S. holder holds our ADSs or Ordinary Shares, we will generally continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds such ADSs or Ordinary Shares, even if we cease to meet the threshold requirements for PFIC status unless you elect to recognize gain as if you had sold your ADSs or Ordinary Shares as of the last day of the last taxable year for which we were a PFIC. You will generally be required to file Internal Revenue Service Form 8621 if you own the ADSs or Ordinary Shares in any taxable year in which we are a PFIC.

The discussion below under “Dividends” and “Sale or Other Disposition of Shares and ADSs” assumes that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply to a U.S. Holder if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the discussion under “Passive Foreign Investment Company Rules” below, the gross amount of distributions on the ADSs or Ordinary Shares (including any amounts withheld in respect of PRC withholding taxes, including if we are deemed to be a PRC resident enterprise under the EIT Law) generally will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Such income (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the Ordinary Shares, or by the depositary, in the case of ADSs. Such dividends will generally not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Code. With respect to certain non-corporate United States investors, dividend income may be subject to reduced rates of taxation provided that the ADSs or Ordinary Shares, as applicable, are readily tradable on an established securities market in the United States or the non-United States corporation is eligible for the benefit of an income tax treaty with the United States (such as the Treaty) that the U.S. Treasury has determined is satisfactory for purposes of the rules applicable to qualified dividends and that includes an exchange of information program. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property, even if the minimum holding period has been met. The rate reduction will also not apply if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. For this purpose, ADSs listed on the Nasdaq will be considered to be readily tradable on an established securities market in the United States. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in the United States in later years. Since we do not expect that our Ordinary Shares will be listed on an established securities market in the United States, dividends that we pay on our Ordinary Shares that are not represented by ADSs are not likely to meet the conditions required for the reduced tax rate. Nonetheless, if we are treated as a PRC resident enterprise under the EIT Law, we may be eligible for the benefits of the Treaty. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ADSs or Ordinary Shares.

Subject to a number of complex conditions and limitations, PRC withholding taxes on dividends will generally be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or Ordinary Shares will be treated as foreign-source income and will generally constitute passive category income. However, in certain circumstances, if you have held the ADSs or Ordinary Shares for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on the ADSs or Ordinary Shares. If you are eligible for Treaty benefits, any PRC taxes on dividends will not be creditable against your United States federal income tax liability to the extent withheld at a rate exceeding the applicable Treaty rate. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances. In lieu of claiming a credit, you may elect to deduct such PRC taxes in computing your taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

To the extent that the amount of any distribution on the ADSs or Ordinary Shares exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted tax basis in the ADSs or Ordinary Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or Ordinary Shares), and the balance in excess of adjusted tax basis will be taxed as capital gain recognized on a sale or exchange, as described below under “Sale or Other Disposition of Shares and ADSs.”

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to the spot exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for U.S. federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder should generally not be required to recognize foreign currency gain or loss in respect thereof. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Shares and ADSs

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of Ordinary Shares or ADSs in an amount equal to the difference between the amount realized for the Ordinary Shares or ADSs and your tax basis in the disposed-of Ordinary Shares or ADSs. Subject to the discussion under “Passive Foreign Investment Company Rules” below, such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized will generally be treated as United States source gain or loss. However, if we were treated as a PRC resident enterprise for EIT Law purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the Treaty, you may generally elect to treat such gain as PRC source gain. If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the Ordinary Shares or ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. You are urged to consult your tax advisor regarding the tax consequences in case any PRC tax is imposed on gain on a disposition of the Ordinary Shares or ADSs, including the availability of the foreign tax credit and the election to treat any gain as PRC source, under your particular circumstances. A U.S. Holder that receives HK dollars or another currency other than U.S. dollars on the disposition of our Ordinary Shares or ADSs will realize an amount equal to the U.S. dollar value of the non-US currency received at the spot rate on the date of sale (or, if the Ordinary Shares or ADSs are considered to be traded on a recognized exchange, in the case of cash basis and electing accrual basis U.S. holders, the settlement date). An accrual basis U.S. holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which you own the ADSs or Ordinary Shares and you do not make a mark-to-market election or a “QEF election,” each as discussed below, you will generally be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs or Ordinary Shares. Any distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or Ordinary Shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Ordinary Shares;

•	the amount allocated to the current taxable year, and any taxable year in your holding period prior to the first taxable year in which we were a PFIC, will be taxed as ordinary income; and

•	the amount allocated to each other taxable year will be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as applicable, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such taxable year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or Ordinary Shares cannot be treated as capital, even if you hold the ADSs or Ordinary Shares as capital assets. In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. See “Dividends.”

If we are a PFIC for any taxable year during which you own the ADSs or Ordinary Shares and any of our non-United States subsidiaries or other entities in which we directly or indirectly own equity interests is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules and will be subject to U.S. federal income tax according to the PFIC rules described above on (i) certain distributions by a lower-tier PFIC and (ii) a disposition of shares of a lower-tier PFIC, in each case as if you owned such shares directly, even though you have not received the proceeds of those distributions or dispositions. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

For any taxable year that we are treated as a PFIC with respect to a U.S. Holder, the holder will generally be required to file Form 8621 with the U.S. Internal Revenue Service. Significant penalties are imposed for failure to file such form, and the failure to file such form may suspend the running of the statute of limitations on the entire return.

In certain circumstances, in lieu of being subject to the general tax treatment for PFICs discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is “regularly traded” on a “qualified exchange.” The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with SEC, or on a foreign exchange or market that is a qualified exchange, as defined in U.S. Treasury regulations. The ADSs are listed on the Nasdaq, which constitutes a qualified exchange. Our Ordinary Shares are listed on the HKEx. We cannot guarantee that the HKEx will be qualified in the current or future taxable years for purposes of the mark-to-market election. Furthermore, we cannot guarantee that, once listed, our Ordinary Shares will continue to be listed and traded on the HKEx. The ADSs and our Ordinary Shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs or Ordinary Shares, as applicable, are traded on a qualified exchange on at least 15 days during each calendar quarter.

If you make an effective mark-to-market election:

•	You will include in ordinary income any gain you recognize in a taxable year that we are a PFIC, in an amount equal to the excess of the fair market value of your ADSs at the end of the taxable year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such taxable year the excess of your adjusted tax basis in the Ordinary Shares or ADSs over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

•	In each year that we are a PFIC any gain you recognize upon the sale or other disposition of your Ordinary Shares or ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the Ordinary Shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules.

•	Distributions paid on the Ordinary Shares or ADSs will be treated as discussed under “Dividends” above.

If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years during which we are a PFIC unless the Ordinary Shares or ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances. In particular, you should consider carefully the impact of a mark-to-market election with respect to your Ordinary Shares or ADSs given that we may own interests in lower-tier PFICs for which a mark-to-market election, as a technical matter, may not be available. Consequently, you could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments.

Alternatively, you may be able to avoid the general tax treatment for PFICs described above by electing to treat us (and each lower-tier PFIC) as a “qualified electing fund” under Section 1295 of the Code (“QEF”), for each of the taxable years during your holding period that we are a PFIC. If a QEF election is not in effect for the first taxable year in your holding period in which we are a PFIC, a QEF election can only be made if you elect to recognize gain as if you had sold the ADSs or Ordinary Shares for their fair market value on the first day of your taxable year in which the PFIC becomes a QEF pursuant to the QEF election. The gain recognized on this deemed sale would be subject to the general tax treatment of PFICs discussed above. We intend to determine our PFIC status at the end of each taxable year and to satisfy any applicable record keeping and reporting requirements that apply to a QEF, and will endeavor to provide to you, for each taxable year that we determine we are or may be a PFIC, a PFIC Annual Information Statement containing the information necessary for you to make a QEF election with respect to us (and, subject to the following paragraph, any of our subsidiaries which are lower-tier PFICs). We may elect to provide such information on our website. However, there can be no assurances that we will make the necessary information available to you.

We will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

You are urged to consult your own tax advisors regarding the procedure for making a QEF election, including the complex tax rules relating to potential late QEF elections.

If you make a QEF election, you will be currently taxable on your pro rata share of the QEF’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC, even if no dividend distributions were received. Any distributions we make out of our earnings and profits that were previously included in your income under the QEF election would not be taxable to you. Your tax basis in your ADSs or Ordinary Shares would be increased by an amount equal to any income included under the QEF election and decreased by any amount distributed on the ADSs or Ordinary Shares that is not included in your income. In addition, you will recognize capital gain or loss on the disposition of ADSs or Ordinary Shares in an amount equal to the difference between the amount realized and your adjusted tax basis in the ADSs or Ordinary Shares, each as determined in U.S. dollars. You will not be currently taxed on the ordinary income and net capital gain of a QEF for any year that the QEF is not a PFIC.

You should consult your tax adviser concerning the merits of making a QEF election if we are a PFIC for any taxable year. In order to make a QEF Election, you must attach a completed IRS Form 8621, including a PFIC Annual Information Statement, to your timely filed United States federal income tax return.

Controlled Foreign Corporation Considerations

Each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income” and investment of earnings in U.S. property, even if the CFC has made no distributions to its shareholders. Each Ten Percent Shareholder is also required to include in gross income its “global intangible low-taxed income,” (within the meaning of Code Section 951A), which is determined by reference to the income of CFCs of which such Ten Percent Shareholder is a Ten Percent Shareholder. Ten Percent Shareholders that are corporations may be entitled to a deduction equal to the foreign portion of any dividend when a dividend is paid. A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own in the aggregate, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a U.S. person (as defined by the Code), who owns or is considered to own 10% or more of the total combined voting power of all classes of stock entitled to vote of such corporation or 10% of the value of all classes of stock of such corporation. The determination of CFC status is complex and includes attribution rules, the application of which is not entirely certain. Although we do not believe that we are currently a CFC, it is possible that we could become, or acquire, one in the future. Holders are urged to consult their own tax advisors with respect to our potential CFC status and the consequences thereof.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of the ADSs or Ordinary Shares and the proceeds from the sale, exchange or redemption of the ADSs or Ordinary Shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or, in the case of dividend payments, if you fail to report in full your dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

If you are an individual (or a certain type of entity controlled by individuals), you are required to report information relating to your ownership of ADSs or Ordinary Shares, subject to certain exceptions (including an exception for ADSs or Ordinary Shares held in accounts maintained by certain financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions)), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with your tax return for each year in which you own ADSs or Ordinary Shares. You are urged to consult your own tax advisors regarding information reporting requirements relating to your ownership of the ADSs or Ordinary Shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN OUR ADSs OR ORDINARY SHARES IS URGED TO CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF ACQUIRING, HOLDING AND DISPOSING OF OUR ADSs OR ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We are registering our securities to permit the resale of such securities by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale or other distribution of such securities by the selling shareholders pursuant to this prospectus. We will bear all fees and expenses incident to our obligation to register or cause the issuance of the ADSs and/or Ordinary Shares.

The selling shareholders may offer, sell, transfer or otherwise dispose of all or a portion of the securities covered by this prospectus from time to time on any stock exchange on which the ADSs or Ordinary Shares, are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale, and we cannot assure you that the selling shareholders will sell all or any portion of its securities offered hereby.

The selling shareholders may offer and sell the securities covered by this prospectus by one or more of the following methods:

•	block trades in which a broker or dealer will be engaged to attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	“at the market” transactions to or through market makers or into an existing market for our ADSs or Ordinary Shares;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	delivery of securities in settlement of short sales;

•	through the writing or settlement of options, swaps or other derivative transactions that may or may not be listed on an exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any other method permitted pursuant to applicable law; or

•	any combination of the above.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as agents of the selling shareholder. Broker-dealers may agree with the selling shareholders to sell a specified number of securities at a stipulated price per share. If a broker-dealer is unable to sell securities acting as agent for the selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers that acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if the selling shareholders defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under an applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any brokers, dealers or agents that participate in the distribution of securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any brokers, dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

The selling shareholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with the selling shareholder, including, without limitation, in connection with distributions of securities by those broker-dealers. The selling shareholders may enter into option or other transactions with broker-dealers that involve the delivery of securities registered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling shareholders and other persons participating in the sale or distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, and we have advised the selling shareholders that Regulation M may apply. This regulation may limit the timing of purchases and sales of any securities by the selling shareholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling shareholders may also sell securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

We will make copies of this prospectus available to the selling shareholders and any of their successors in interest for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers.

In addition, in certain states, securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Our Ordinary Shares are listed on the HKEx under the stock code “06160,” the ADSs representing our Ordinary Shares are listed on the Nasdaq under the symbol “ONC,” and our RMB Shares are listed on the STAR Market under the stock code “688235.” To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation organized under the laws of Switzerland. Some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, New York 10168 as our agent to receive service of process in the United States.

Fangda Partners, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of the PRC would, (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Fangda Partners has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Fangda Partners has advised us further that under PRC law, courts in the PRC will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or social public interest. As there exists no treaty and limited form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts. In addition, because there is no treaty or other form of reciprocity between Switzerland and China governing the recognition and enforcement of judgments as of the date of this prospectus, there is further uncertainty as to whether and on what basis a PRC court would enforce judgments rendered by a Swiss court.

Homburger AG, our counsel as to Swiss law, has advised us that it is uncertain that Swiss courts would enforce (1) judgments of U.S. courts or PRC courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of U.S. federal securities laws or the securities laws of the People’s Republic of China, or (2) original actions brought against us or other persons predicated upon the Securities Act or the securities laws of the People’s Republic of China. The enforceability in Switzerland of a foreign judgment rendered against us or such other persons is subject to the limitations set forth in such international treaties by which Switzerland is bound and the Swiss Federal Act on Private International Law. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if:

•	such foreign court had jurisdiction;

•	such judgment has become final and non-appealable;

•	the court procedures leading to such judgment followed the principles of due process of law, including proper service of process; and

•	such judgment does not violate Swiss law principles of public policy.

In addition, enforceability of a judgment by a non-Swiss court in Switzerland may be limited if we can demonstrate that it or such other persons were not effectively served with process.

Furthermore, Homburger AG and Fangda Partners have advised us that, as of the date of this prospectus, no treaty or other form of reciprocity exists between Switzerland and China governing the recognition and enforcement of judgments.

LEGAL MATTERS

Certain legal matters with respect to Swiss law with respect to the validity of the offered securities have been passed upon for us by Homburger AG. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of BeiGene, Ltd. appearing in BeiGene, Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of BeiGene, Ltd.’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the sale of the offered securities being registered hereby, other than underwriting discounts and commissions.

SEC registration fee	$94,916.43	(1)
Accounting fees and expenses	9,000	(2)
Legal fees and expenses	30,000	(2)
Miscellaneous	10,000	(2)
Total	$143,916.43

(1)	The initial filing of this registration statement, filed with the SEC on May 9, 2023, included 213,876,676 Ordinary Shares that had previously been registered under our registration statement on Form S-3ASR (File No. 333-238182) initially filed on May 9, 2020 (“Prior Registration Statement”) and remained unsold. Pursuant to Rule 415(a)(6), we carried forward to the initial filing of this registration statement such 213,876,676 unsold Ordinary Shares, and no additional filing fee was due with respect to such 213,876,676 unsold Ordinary Shares included in the initial filing of this registration statement. We had previously paid a filing fee of $90,155.74 in connection with the registration of 65,095,996 Ordinary Shares that had been previously registered under Prior Registration Statement and remained unsold. Pursuant to Rule 457(p), the filing fee of $90,155.74 in connection with such 65,095,996 unsold Ordinary Shares was used to offset against the total filing fee due for the initial filing of this registration statement. There is no filing fee due for this posts-effective amendment.
(2)	Amounts are estimated.

Item 15. Indemnification of Directors and Officers.

We believe, based on the interpretation of leading Swiss legal scholars, that under Swiss law, the Company may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Our Articles of Association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Company to the fullest extent allowed by law. Under our Articles of Association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the Company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Company may obtain such insurance from one or more third-party insurers or captive insurance companies. The Company has entered into indemnification agreements with each of its directors and executive officers, upon the completion of the Continuation, that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that the Company will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he was acting in the best interest of the Company and, in addition, with respect to any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.

The disinterested members of the Board of Directors or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the Board of Directors or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and the Company has the burden of proof in seeking to overcome such presumption. If the Board of Directors or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his right to indemnification under such agreement.

Item 16. Exhibits.

(a) The following exhibits are filed herewith or incorporated herein by reference unless otherwise indicated:

Exhibit No.	Exhibit Description	Filed/ Furnished Herewith	Previously Filed	Incorporated by Reference Herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
1.1*	Form of Underwriting Agreement

3.1	Articles of Association of the Registrant, as currently in effect			8-K (Exhibit 3.1)	5/27/2025	001-37686

3.2	Organizational Regulations of the Registrant, as currently in effect			8-K (Exhibit 3.2)	5/27/2025	001-37686

4.1 .1	Amended and Restated Deposit Agreement, dated May 27, 2025, by and among the Registrant, Citibank, N.A. and holders of the American Depositary Receipts			8-K (Exhibit 4.1.1)	5/27/2025	001-37686

.2	Form of American Deposit Receipt under the Amended and Restated Deposit Agreement (included in Exhibit 4.1.1)			8-K (Exhibit 4.1.2)	5/27/2025	001-37686

.3	Amended and Restated Restricted ADS Letter Agreement, dated May 27, 2025, by and between the Registrant and Citibank, N.A.			8-K (Exhibit 4.1.3)	5/27/2025	001-37686

.4	Amended and Restated Letter Agreement, dated May 27, 2025, by and between the Registrant and Citibank, N.A.			8-K (Exhibit 4.1.4)	5/27/2025	001-37686

.5	Amended and Restated Supplemental Letter Agreement, dated May 27, 2025, by and between the Registrant and Citibank, N.A.			8-K (Exhibit 4.1.5)	5/27/2025	001-37686

4.2 .1	Registration Rights Agreement, dated as of November 16, 2016, by and among the Registrant and the investors named therein			8-K (Exhibit 4.1)	11/17/2016	001-37686

Exhibit No.	Exhibit Description	Filed/ Furnished Herewith	Previously Filed	Incorporated by Reference Herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
.2	Amendment No. 1 to Registration Rights Agreement, dated December 1, 2020, between the Company and the Investors			8-K (Exhibit 10.1)	12/2/2020	001-37686

.3	Amendment No. 2 to Registration Rights Agreement, dated May 3, 2023, between the Company and the Investors			10-Q (Exhibit 10.3)	5/4/2023	001-37686

5.1	Opinion of Homburger AG	X

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of Homburger AG (included in Exhibit 5.1)	X

23.3	Consent of Fangda Partners	X

24.1	Power of Attorney (included on signature page to this amendment)	X

107	Calculation of Registration Fee		X

* To be filed by amendment or by a Current Report on Form 8-K.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;. provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act: (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Basel, Switzerland, on May 27, 2025.

BEONE MEDICINES LTD.

Date: May 27, 2025	By:	/s/ John V. Oyler
John V. Oyler
Chief Executive Officer and Chairman
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of BeOne Medicines Ltd., hereby severally constitute and appoint John V. Oyler, Aaron Rosenberg and Chan Lee, each acting together or alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Post-Effective Amendment No. 1 to the Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John V. Oyler	Chief Executive Officer and Chairman	May 27, 2025
John V. Oyler	(Principal Executive Officer)

/s/ Aaron Rosenberg	Chief Financial Officer	May 27, 2025
Aaron Rosenberg	(Principal Financial Officer)

/s/ Titus Ball	Chief Accounting Officer	May 27, 2025
Titus Ball	(Principal Accounting Officer)

/s/ Olivier Brandicourt	Director	May 27, 2025
Olivier Brandicourt

/s/ Margaret Dugan	Director	May 27, 2025
Margaret Dugan

/s/ Michael Goller	Director	May 27, 2025
Michael Goller

/s/ Anthony C. Hooper	Director	May 27, 2025
Anthony C. Hooper

Signature	Title	Date

/s/ Ranjeev Krishana	Director	May 27, 2025
Ranjeev Krishana

/s/ Alessandro Riva	Director	May 27, 2025
Alessandro Riva

/s/ Corazon (Corsee) D. Sanders	Director	May 27, 2025
Corazon (Corsee) D. Sanders

/s/ Xiaodong Wang	Director	May 27, 2025
Xiaodong Wang

/s/ Qingqing Yi	Director	May 27, 2025
Qingqing Yi

/s/ Shalini Sharp	Director	May 27, 2025
Shalini Sharp

BeOne Medicines USA, Inc.

By:	/s/ Chan Lee	Authorized representative in the United States	May 27, 2025
Name: Chan Lee
Title: Senior Vice President, General Counsel